EXHIBIT 2.1

DATED             9 July             2015

TAGMASTER AKTIEBOLAG

as Purchaser

-and-

IMAGE SENSING SYSTEMS EMEA LIMITED

as Vendor

-and-

IMAGE SENSING SYSTEMS, INC.

as Parent

SHARE AND ASSET SALE AND PURCHASE AGREEMENT

in relation to

SHARES IN THE CAPITAL OF IMAGE SENSING SYSTEMS UK LIMITED

AND CERTAIN ASSETS OF THE IMAGE SENSING SYSTEMS GROUP

TABLE OF CONTENTS

1.	Definitions and Interpretation		5
	1.1	Definitions	5
	1.2	Interpretation	13
2.	Sale and Purchase of Target Shares		14
	2.1	Sale and purchase of Target Shares	14
	2.2	No partial sale	15
	2.3	Voting power pending registration	15
	2.4	Stamp duty	16
3.	Sale and Purchase of LPR Assets		16
4.	Price		16
	4.1	Purchase price	16
	4.2	Attribution of Price	16
	4.3	Payment of Price	17
5.	Completion		17
	5.1	Completion meeting	17
	5.2	Completion obligations	17
6.	Escrow		17
	6.1	General right of recourse	17
	6.2	Liability for claims satisfied from Escrow	18
	6.3	Operation of Escrow	18
	6.4	Release of cash	20
	6.5	Failure to release Escrow Amounts when due	20
	6.6	Adjustment of Price	21
	6.7	Agreement prevails	21
	6.8	Remittance	21
7.	Completion Statement		21
	7.1	Price adjustment	21
	7.2	Preparation of Completion Statement	21
	7.3	Payments due to Price adjustment	24
	7.4	Accounting policies and practices	24
8.	Parent and Vendor Assurances		25
	8.1	Transfer of Target Shares	25
	8.2	Assurances at Completion	25
	8.3	Restrictive covenants	25
9.	Purchaser Warranties and Undertakings		26
	9.1	Purchaser warranties	26
	9.2	Access to Information	27
10.	Parent Warranties		28
	10.1	Giving of Warranties	28
	10.2	Disclosure	28
	10.3	Limitations	28
	10.4	Parent’s knowledge and awareness	28
	10.5	Warranties to be independent	28

2

	10.6	Indemnity basis of recovery	28
	10.7	Adjustment of Price	29
	10.8	Calculation of liability	29
11.	Limitations on Liability		29
	11.1	Application of limitations	29
	11.2	Disapplication of limitations	29
12.	Tax Indemnity		29
	12.1	Fundamental Tax Warranties	29
13.	Existing Lease		30
	13.1	Existing Lease	30
	13.2	Transitional Period	30
14.	Confidential Information		30
	14.1	Non-disclosure of Confidential Information	30
	14.2	Exceptions	30
	14.3	Disclosure between members of the Receiving Group and/or Delegates	31
	14.4	Obligations survive termination	31
	14.5	Injunctive relief	31
	14.6	Publicity	32
15.	Notices		32
	15.1	Method of service	32
	15.2	Deemed service	33
	15.3	Proof of service	33
	15.4	Receipt outside business hours	34
	15.5	Change of address	34
	15.6	Service of proceedings	34
16.	Miscellaneous		34
	16.1	Binding nature of this Agreement	34
	16.2	Further assurance	34
	16.3	Costs and other payments	34
	16.4	Assignment and other dealings	35
	16.5	Entire agreement	35
	16.6	Variation	35
	16.7	Severance	35
	16.8	Counterparts	36
	16.9	Language of the Agreement	36
	16.10	No agency, joint venture or partnership	36
	16.11	Discretion	36
	16.12	Waiver	36
	16.13	Liability	37
	16.14	Rights and remedies are cumulative	37
	16.15	Obligations to remain in force notwithstanding Completion	37
	16.16	Third party rights	37
17.	Governing Law and Jurisdiction		37
	17.1	English law	37

3

17.2 Jurisdiction	38
17.3 Process Agent	38
SCHEDULE 1	39
Target company information	39
SCHEDULE 2	40
Bank Accounts	40
Part 1 - Vendor’s Lawyers’ Client Account	40
SCHEDULE 3	41
Completion obligations	41
SCHEDULE 4	44
Warranties	44
Part A - Fundamental Warranties	44
Part B - Business Warranties	46
Part C - Tax Warranties	55
SCHEDULE 5	58
Limitations	58
SCHEDULE 6	63
Completion Statement	63
Part A - Pro-Forma Completion Statement	63
Part B - Estimated Completion Statement	64
Part C - Completion Statement accounting policies	65
SCHEDULE 7	66
2013 Audited Accounts	66
Schedule 8	67
Real Properties	67
Part A - Owned Properties	67
Part B - Leased Properties	67
SCHEDULE 9	68
LPR Assets	68
Part A - LPR Accounts Receivable	68
Part B - LPR Inventory	69
Part C - LPR IP	70
Part D - Customer List and Non-Compete	75

4

THIS AGREEMENT is made by way of Deed on             9 July             2015.

BETWEEN:

1.	TAGMASTER AKTIEBOLAG, a public company incorporated in Sweden with company number 556487-4534 whose registered office is at Kronborgsgränd 11, 164 46 Kista, Sweden (the “Purchaser”);

2.	IMAGE SENSING SYSTEMS EMEA LIMITED, a private company incorporated in England and Wales with company number 08740702 whose registered office is at Unit 4 Caxton Place, Caxton Way, Stevenage, Hertfordshire, United Kingdom SG1 2UG (as the “Vendor”); and

3.	IMAGE SENSING SYSTEMS, INC., a corporation incorporated in Minnesota having its business address at 500 Spruce Tree Centre, 1600 University Ave. West, St. Paul, Minnesota 55104 USA (as the “Parent”),

together the “Parties” and each a “Party”.

WHEREAS:

A.	Image Sensing Systems UK Limited, a private company limited by shares incorporated in England and Wales with company number 03791347 (the “Target”), is a wholly owned subsidiary of the Vendor. Both the Vendor and the Target are subsidiaries of the Parent.

B.	The Vendor has agreed to sell (and the Parent has agreed to procure the sale of), and the Purchaser has agreed to purchase, the entire issued share capital of the Target and certain other assets in each case on the terms and subject to the conditions set out in this Agreement.

C.	In parallel with Vendor’s sale of shares in the capital in the Target, the Parent has agreed to sell, and the Purchaser has agreed to purchase, certain assets owned by the Parent which primarily relate to the Vendor Group’s license plate recognition business (the “Business”) in each case on the terms set out in this Agreement.

D.	As part of a reorganisation carried out by the Vendor Group prior to the date of this Agreement, the Target has transferred to the Vendor certain assets and liabilities which do not primarily relate to the Business (the “Reorganisation”).

IT IS AGREED AS FOLLOWS:

1.	Definitions and Interpretation

1.1	Definitions

1.1.1	In this Agreement, the following terms shall, unless the context otherwise requires, have the following meanings:

“Accounts” means the abbreviated accounts comprising the audited balance sheet of the Target made up to the Accounts Date, including the notes thereto and the auditors report

5

thereon, and attached hereto as Schedule 7;

“Accounts Date” means 31 December 2013;

“Affiliate” means in respect of any undertaking, its subsidiary undertakings and parent undertakings and the subsidiary undertakings of each such parent undertaking, as well any other person at any time directly or indirectly controlling, controlled by, or under common control with, such undertaking; provided, however, that, for purposes of this definition, “control” (including, with correlative meanings, the terms “controlled by” and “under common control with”), as used with respect to any person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such person, whether through the ownership of voting securities, by contract or otherwise;

“Agreed Form” means, in relation to any document, the form of that document most recently approved by the Purchaser and the Parent and which has been initialled for the purpose of identification by the Purchaser’s Lawyers and Vendor’s Lawyers (or otherwise by or on behalf of the Purchaser and the Parent);

“Agreement” means this agreement, together with all its recitals and Schedules;

“Associate” means, in respect of a person, any Affiliate of that person and any other person connected with that person;

“Authorisations” means any licence, consent, permit, approval, certificate, clearance or other authorisation or confirmation of compliance, whether public or private granted by any Authority or other person;

“Authority” means any governmental, administrative, supervisory, regulatory or determinative authority, agency, court or other organisation of any jurisdiction, in each case which is established by, or having the authority of, Law;

“Business” is defined in Recital C;

“Business Day” means any day other than a Saturday or Sunday or a day which is a public holiday in London, England or Stockholm, Sweden;

“CA 2006” means the Companies Act 2006;

“CAA 2001” means the Capital Allowances Act 2001;

“CitySync Intangibles” means the customer list and non-compete set out in Part D of Schedule 9

“Completion” means completion of the sale and purchase of the Target Shares and the LPR Assets pursuant to this Agreement;

6

“Completion Date” is defined in clause 5.1;

“Completion Net Asset Value” means the net asset value shown in the Completion Statement;

“Completion Statement” means the final completion statement as prepared and determined in accordance with clause 7;

“Confidential Information” means information of a confidential nature (regardless of whether or not such information is recorded in any physical, electronic or other media and including all copies, extracts and derivations of confidential information) concerning the business, affairs, assets and/or interests of the Target and/or the Business, including technical data, know-how, designs, plans, specifications, methods, processes, controls, systems, trade secrets, recipes, formulae, research and development data, product complaint and testing information, lists of customers and suppliers, information relating to development, engineering, manufacturing, marketing, distribution, sale or purchase of goods and/or services, accounts, financial statements, financial forecasts, business plans, budgets, estimates, sales information, other financial information and any other information concerning the business, affairs, assets and/or interests of the Target and/or the Business which is marked as being confidential or would reasonably be expected to be kept confidential;

“Consequential Loss” means consequential, special, indirect, incidental or punitive damages or loss or any loss of profits or other form of economic loss, whether the claim in respect of such loss arises in contract, in tort or on any other basis;

“CRTPA 1999” means the Contracts (Rights of Third Party) Act 1999;

“CTA 2010” means the Corporation Tax Act 2010;

“Defaulting Party” is defined in clause 6.5.1;

“Delegates” means, in respect of any undertaking, the officers, employees, consultants, auditors, insurers, members, finance providers and professional advisers of such undertaking;

“Disclosure Bundle” means the bundle of documents (in an Agreed Form) provided by the Parent to the Purchaser in connection with the making of certain disclosures against the Warranties;

“Disclosure Letter” means the letter (in an Agreed Form) from the Parent to the Purchaser and dated the date of the Agreement and making certain disclosures against the Warranties, together with the Disclosure Bundle;

“Dispute” means any dispute arising out of, relating to or in connection with, this Agreement, including any question relating to the existence, validity, interpretation or

7

termination of this Agreement or to any contractual or non-contractual obligation related to the Agreement and any dispute relating to the enforcement of the Agreement;

“Disputed Matters” has the meaning given to it in clause 7.2.5;

“Draft Completion Statement” has the meaning given to it in clause 7.2.1;

“Encumbrance” includes any interest or equity of any person (including any right to acquire, option or right of pre-emption); any mortgage, charge, pledge, lien, assignment, hypothecation, security interest (including any created by Law), title retention or other security interest arising under any agreement or arrangement for rental, hire purchase, credit or conditional sale or other agreement for payment on deferred terms;

“Enlarged Group” means the Purchaser and its Affiliates (including, with effect from Completion, the Target (for so long as the Target remains an Affiliate of the Purchaser)) and “member of the Enlarged Group” means any one of them;

“Escrow” means the escrow arrangements the subject of the Escrow Agreement and clause 6;

“Escrow Account” means the escrow account to be established and maintained in accordance with clause 6 and the Escrow Agreement;

“Escrow Agent” means the Purchaser’s UK Lawyers and the Vendor’s Lawyers, in their capacity as joint escrow agents under the terms of the Escrow Agreement;

“Escrow Agreement” means the agreement (in an Agreed Form) between the Parent, the Purchaser, the Purchaser’s UK Lawyers and the Vendor’s Lawyers and concerning, amongst other matters, the operation of the Escrow Account;

“Escrow Amount” means the remaining balance of the principal amount of cash held in Escrow (being initially that amount paid into the Vendor’s Lawyers’ Client Account (pending the opening of the Escrow Account) pursuant to clause 4.3(b)) (excluding accrued Income (if any) thereon);

“Escrow Period” means the period commencing on the Completion Date and ending on (and including) the date 12 months thereafter;

“Escrow Release Objection Notice” is defined in clause 6.5.1(d);

“Estimated Completion Statement” means the estimated completion statement set out in Part 2 of Schedule 6;

“Estimated Net Asset Value” means the net asset value shown in the Estimated Completion Statement;

8

“Existing Lease” has the meaning given in clause 13.1;

“Foreign Party” is defined in clause 17.3.1;

“Fundamental Tax Warranties” means the Tax Warranties set out at paragraphs 1.1.1 to 1.1.5 (inclusive) in Part C of Schedule 4;

“Fundamental Warranties” means those Warranties set out in Part A of Schedule 4;

“Group” means, in respect of any undertaking, such undertaking together with its Affiliates;

“Hardware” means the computer and data processing systems used by the Target in the Business excluding the Software;

“HMRC” means HM Revenue & Customs;

“ITEPA 2003” means the Income Tax (Earnings and Pensions) Act 2003;

“Income” is defined in clause 6.3.1(b);

“Independent Accountants” shall have the meaning given to it in clause 7.2.5;

“Intellectual Property Right” includes all patents, trademarks, service marks, domain names, rights (registered or unregistered) in any designs; applications for any of the foregoing; proprietary trade or business names, copyright (including rights in computer software), rights in databases, rights in inventions, proprietary know-how, rights in and rights to protect the use and/or disclosure of information, and all proprietary rights and forms of protection of a similar nature to any of the foregoing (including all applications, registrations, renewals and extensions in respect thereof) and all other forms of intellectual property rights, in each case in any jurisdiction;

“Internationally Recognised Stock Exchange” means any market in securities operated by an investment exchange which is a ‘Recognised Investment Exchange’, ‘Recognised Overseas Investment Exchange’ or ‘Designated Investment Exchange’ (in each case as so designated by the UK Financial Conduct Authority from time to time);

“IPR Agreements” means the written agreements listed in the Disclosure Letter pursuant to which the Target grants rights to third parties to use Intellectual Property Rights of which it is the owner or pursuant to which the Target is granted rights to use Intellectual Property Rights owned by a third party;

“IT Systems” means the Hardware and the Software;

“Law” includes all civil codes, statutes, regulations, rules of common law, judgments, decrees or orders of any Authority and other measures or decisions having the force of law

9

in any jurisdiction from time to time, whether before or after the date of this Agreement;

“Leased Premises” means the real properties leased by the Target, as detailed in Part B of Schedule 8;

“Losses” means actions, proceedings, losses, damages, liabilities, claims, costs and expenses, including fines, penalties, legal and other professional fees and expenses and whether pursuant to a claim for contribution or under statute, contract, tort or otherwise;

“LPR” means license plate recognition;

“LPR Accounts Receivable” means the accounts receivable listed in Part A of Schedule 9;

“LPR Assets” means the LPR IP, the LPR Accounts Receivable and the LPR Inventory;

“LPR Inventory” means the inventory listed in Part B of Schedule 9;

“LPR IP” means the Intellectual Property Rights listed in Part C of Schedule 9;

“Management Accounts” means the unaudited management accounts of the Target as at 31 March 2015;.

“Material Contracts” means the Material Customer Contracts and the Material Supplier Contracts;

“Material Customer” means the customers identified as Material Customers in the Disclosure Letter;

“Material Customer Contracts” means the agreements entered into with the Material Customers.

“Material Supplier” means the suppliers identified as Material Suppliers in the Disclosure Letter;.

“Material Supplier Contracts” means the agreements entered into with the Material Suppliers

“Net Asset Shortfall” means the amount (if any) by which the Completion Net Asset Value is less than the Estimated Net Asset Value, as shown in the Completion Statement;

“Non-defaulting Party” is defined in clause 6.5.1;

“Objection Notice” has the meaning given to it in clause 7.2.1;

“Owned Premises” means the real properties owned by the Target, as detailed in Part A of

10

Schedule 8;

“Permitted Purpose” means the bona fide implementation, pursuance and enforcement of this Agreement and other Transaction Documents and the undertaking of such other ancillary matters which are reasonably or necessarily undertaken in connection therewith;

“Premises” means the Owned Premises and the Leased Premises;

“Price” is defined in clause 4.1.1;

“Proceedings” is defined in clause 17.2;

“Process Agent” is defined in clause 17.3.1;

“Pro-Forma Completion Statement” means the form of completion statement set out in Part 1 of Schedule 6;

“Purchaser Group Documents” is defined in clause 9.1.1(a);

“Purchaser’s Lawyers” means Advokatfirman Lindahl of Mäster Samuelsgatan 20, 111 44 Stockholm, Sweden;

“Purchaser’s UK Lawyers” means CMS Cameron McKenna LLP of Cannon Place, 78 Cannon Street, London EC4N 6AF;

“Receiving Group” is defined in clause 14.1;

“Receiving Party” is defined in clause 14.1;

“Relevant Securities” means, in respect of any undertaking:

(a)	any share, security or other interest in the capital of such undertaking from time to time; and

(b)	any other security, option, warrant, agreement or instrument which confers any right to subscribe, exchange for, convert into or otherwise acquire any issue of any share, security or other interest in the capital of such undertaking;

“Relief” means any loss, relief, allowance, exemption, set-off, right to repayment or credit (together with any related interest) in respect of any Tax or any deduction in computing income, profits or gains for the purposes of any Tax;

“Restricted Business” means the business as conducted by the Target as at Completion being the development and manufacture of LPR (also known as automatic number plate recognition) software and hardware, including the supply of LPR cameras, processor units, other hardware components and complete LPR systems, and any business which competes (or which is intended to, or reasonably likely to, compete) with such business of the Target

11

and including (without limitation) the development and sale of automatic number plate recognition hardware and software;

“Restricted Period” means the period of 18 months as from the date of Completion;

“Software” means all computer software used by the Target in the Business at the date of this Agreement (excluding any “off-the-shelf” and “shrink wrap” software);

“Target” has the meaning given to it in Recital A;

“Target Shares” means the shares in the capital of the Target;

“Tax” means all forms of taxation, duties, levies, imposts, contributions, withholdings or amounts in the nature thereof whether of the United Kingdom or any other jurisdiction collected or assessed by, or payable to, any relevant Taxation Authority (irrespective of the person to which any such taxation, duties, levies, imposts, contributions, withholdings or amounts are directly or primarily chargeable) and all penalties, fines, charges and interest incidental or relating to any of the foregoing or resulting from a failure to comply with the provisions of any Law relating to taxation (and “Taxation” shall be construed accordingly);

“Taxation Authority” means any government, state or municipality or any local, state, federal or other fiscal, revenue, customs or excise authority, body or official competent to impose, administer, levy, assess or collect Tax in the United Kingdom or elsewhere;

“Tax Claim” means a claim for breach of any of the Tax Warranties;

“Tax Warranties” means the Warranties set out in Part C of Schedule 4;

“TCGA 1992” means the Taxation of Chargeable Gains Act 1992;

“TIOPA 2010” means the Taxation (International and Other Provisions) Act 2010;

“Transaction Documents” is defined in clause 16.5.1;

“US GAAP” means the generally accepted accounting principles of the United States of America as in effect on the Completion Date.

“VAT” means value added tax or any other sales tax that is levied on the supply of goods or services in any jurisdiction;

“VATA 1994” means the Value Added Tax Act 1994;

“Vendor Group” means the Parent together with its subsidiary undertakings as at the date of (but prior to) Completion (and “Vendor Group Company” shall mean any member of the Vendor Group);

12

“Vendor Group Documents” is defined in Part A of Schedule 4;

“Vendor’s Lawyers” means Covington & Burling LLP of 265 Strand, London, United Kingdom WC2R 1BH;

“Vendor’s Lawyers’ Client Account” means the client account of the Vendor’s Lawyers, details of which are set out in Part 1 of Schedule 6;

“Warranties” means the warranties set out in Schedule 4, at clause 10.1, and at clause 12.1;

“Warranty Claim” means a claim for breach of any of the Warranties as given at clause 10.1 and at clause 12.1;

1.2	Interpretation

1.2.1	Unless the context otherwise requires, the following rules of interpretation shall apply to this Agreement:

(a)	words and phrases, the definitions of which are contained or referred to in the Companies Act 2006, shall have the meanings respectively attributed to them by it;

(b)	words in the singular include the plural and in the plural include the singular;

(c)	use of any gender or neuter includes the other genders and neuter;

(d)	references to a particular statute or statutory provision or other Law shall:

(i)	include all subordinate legislation made from time to time under that statute, statutory provision or other Law; and

(ii)	be construed as a reference to such Law as amended, re-enacted, consolidated, supplemented, replaced or renumbered (or as its application or interpretation is changed or affected by other Laws) from time to time and as was, is, or will be (as the case may be) applicable at the time in question except that as between the Parties, no such amendment or modification shall apply for the purposes of this Agreement to the extent that it would impose any new or extended liability, obligation or restriction on, or otherwise adversely affect the rights of, any Party;

(e)	references to “this Agreement” or any other agreement, deed or instrument is a reference to this Agreement or, as the case may be, the relevant agreement, deed or instrument as amended, supplemented, replaced or novated from time to time;

(f)	references to “clauses” and “Schedules” are to clauses of, and schedules to, this Agreement;

(g)	references to a “paragraph” or a “Part” are to a paragraph or part of the Schedule in which such reference appears;

13

(h)	the expression “connected” with reference to a person or group of persons has the meaning given to it in sections 1122 and 1123 of the Corporation Tax Act 2010 (subject to the deletion of section 1122(8));

(i)	references to a “day” shall mean a period of 24 hours running from midnight to midnight and reference to any time or date shall, save where otherwise expressly stated to the contrary, be a reference to the time or date (as the case may be) in London, England;

(j)	references to a “person” shall be construed so as to include:

(i)	any individual, firm, body corporate, Authority, joint venture, association, undertaking, partnership or limited partnership (whether or not having separate legal personality); and

(ii)	a reference to the estate, successors, permitted transferees and permitted assignees of any of such person;

(k)	the words “include”, “including” or “in particular” shall not limit the generality of any preceding words or be construed as being limited to the same class as any preceding words where a wider construction is possible;

(l)	references to “written” or “writing” shall include all data in written form whether represented in hand-written, facsimile, printed, electronic or other format (including e-mail);

(m)	references to any English legal term for any action, remedy, method of judicial proceedings, legal document, legal status, court, official or any legal concept or thing shall in respect of any jurisdiction (other than England) shall be treated as a reference to any analogous term in that jurisdiction;

(n)	references to the “ordinary course of business” of the Target refers to the course of conduct of the business of the Target, having regard to its nature, size and scale, customary practices and policies and manner of operations, as current at the date of this Agreement; and

1.2.2	The Table of Contents, headings and titles are for convenience only and do not affect the interpretation of this Agreement.

1.2.3	The Schedules form part of this Agreement and shall have the same force and effect as if expressly set out in the body of this Agreement, and any reference to this Agreement shall include the Schedules.

1.2.4	If any provisions of the Schedules at any time conflict with any of the other provisions of this Agreement (not contained in the Schedules), the provisions of this Agreement (not contained in the Schedules) shall prevail.

2.	Sale and Purchase of Target Shares

2.1	Sale and purchase of Target Shares

At Completion, the Vendor shall sell and the Parent shall procure that the Vendor shall sell, fully paid up and free from all Encumbrances and together with all rights now and in the

14

future attaching to them, all of the entire legal and beneficial interest in the Target Shares (including the right to receive dividends or distributions declared, paid or made on or after Completion), which comprise the entire issued share capital of the Target, and the Purchaser shall purchase all such Target Shares.

2.2	No partial sale

The Purchaser shall have no obligation to complete the sale and purchase of the Target Shares pursuant to clause 2.1 unless the sale and purchase of all the Target Shares is completed simultaneously.

2.3	Voting power pending registration

2.3.1	With effect from Completion:

(a)	the Vendor irrevocably and unconditionally appoints the Purchaser as its lawful agent and attorney to exercise all rights which the Vendor may have in its capacity as registered holder of Target Shares including (but not limited to) any right to:

(i)	receive notice of, attend and vote at, any meeting of the shareholders of the Target (or any class thereof) or at any adjourned meeting of the shareholders of the Target (or any class thereof);

(ii)	nominate any proxy to attend and vote at any meeting of the shareholders of the Target (or any class thereof);

(iii)	consent to any meeting of the shareholders of the Target (or any class thereof) being held on short notice;

(iv)	consent to any variation of any rights attaching to any class of Target Share;

(v)	approve any resolution of the shareholders of the Target (or any class thereof) proposed by way of written resolution;

(vi)	deal with, and give directions in respect of, any dividends, moneys, securities, benefits, notices or communications (in whatever form) in respect of the Target Shares,

in each case as the Purchaser in its absolute discretion sees fit;

(b)	the Vendor undertakes:

(i)	not to exercise any rights attaching to the Target Shares other than on the express written instruction of the Purchaser;

(ii)	to hold on trust for the Purchaser and to promptly notify the Purchaser of anything received by it after Completion in its capacity as holder of any Target Shares, and to act promptly in accordance with the Purchaser’s instructions in relation to any such thing; and

(iii)	to ratify whatever the Purchaser lawfully does or causes to be done under the authority or purported authority of the power of attorney conferred by clause 2.3.1(a); and

15

(c)	the Purchaser shall:

(i)	indemnify and hold the Vendor harmless against any act undertaken or thing done by the Purchaser pursuant to the authority or purported authority of the power of attorney conferred by the Vendor pursuant to clause 2.3.1(a); and

(ii)	use its best endeavours to procure that it (or its nominee) is registered in the register of members of the Target as the legal holder of the Target Shares within 3 months of Completion.

2.3.2	The powers of attorney conferred by clause 2.3.1(a) are given to secure the proprietary interests of the Purchaser in the Target Shares with effect from Completion and is irrevocable unless revoked with the prior written consent of the Purchaser. Such power of attorney shall terminate (without prejudice to anything done by the Purchaser before termination) on the date on which the Purchaser (or its nominee) is entered in the register of members of the Target as the legal holder of the Target Shares.

2.3.3	The Vendor may delegate one or more of the powers conferred on it by clause 2.3.1(a) to an officer or officers appointed for that purpose by its board of directors by resolution or otherwise.

2.4	Stamp duty

The Purchaser shall be responsible for the payment of all stamp duty (and, if applicable, stamp duty reserve tax) on this Agreement and the transfers in respect of the Target Shares to be delivered to the Purchaser at Completion.

3.	Sale and Purchase of LPR Assets

Subject to the terms of this Agreement, the Parent shall sell (with full title guarantee and free from all Encumbrances) and the Purchaser shall Purchase the LPR Assets, as at and with effect from Completion.

4.	Price

4.1	Purchase price

4.1.1	Subject to adjustment in accordance with clause 7, the aggregate price (the “Price”) payable by the Purchaser for the Target Shares, the LPR Assets, and the CitySync Intangibles shall be the sum of $4,200,000, which shall be attributed between the Target Shares, the LPR Assets, and the CitySync Intangibles as set out in clause 4.2.

4.1.2	The Price shall be payable by the Purchaser to the Parent, on behalf of it and the Vendor, in cash on Completion in accordance with clause 4.3;

4.2	Attribution of Price

The Price shall be attributed between the Target Shares, the LPR Assets, and the CitySync Intangibles as follows:

(a)	$376,143.88 shall be payable by the Purchaser in respect of the Target Shares;

16

(b)	$475,649.12 shall be payable by the Purchaser in respect of the LPR Accounts Receivable;

(c)	$1.00 shall be payable by the Purchaser in respect of the LPR Inventory and related reserves;

(d)	$2,795,000.00 shall be payable by the Purchaser in respect of the LPR IP; and

(e)	$553,206.00 shall be payable by the Purchaser in respect of the CitySync Intangibles,

provided that, in connection with the finalisation of the Completion Statement in accordance with clause 7, a different attribution of the Price may be agreed between the Parties in writing.

4.3	Payment of Price

On Completion the Purchaser shall:

(a)	pay $3,580,000 to the Vendor’s Lawyers’ Client Account for the benefit of the Parent;

(b)	pay $420,000 to the Vendor’s Lawyers’ Client Account on behalf of the Parent (which amount shall be held by the Vendor’s Lawyers in accordance with clause 6 pending the opening of the Escrow Account, and shall be transferred by the Vendor’s Lawyers to the Escrow Account once opened); and

(c)	pay $200,000 to the Vendor’s Lawyers’ Client Account on behalf of the Parent for retention in accordance with clause 7.3.2.

5.	Completion

5.1	Completion meeting

Completion shall occur at the offices of the Purchaser’s Lawyers on the date of this Agreement (the “Completion Date”).

5.2	Completion obligations

The provisions of Schedule 3 shall apply.

6.	Escrow

6.1	General right of recourse

6.1.1	Without prejudice to any remedy available to the Purchaser, the Escrow Amount shall, if so required by the Purchaser, be made available to satisfy any claim(s) by the Purchaser against the Parent and, where applicable, the Vendor under, or in respect of any breach of, this Agreement.

6.1.2	Save in respect of a claim for a breach of any Fundamental Warranty, the liability of the Parent and, where applicable, the Vendor under this Agreement in respect of:

17

(a)	any Warranty Claim; or

(b)	any other claim under this Agreement (other than claims under clause 7 for any payment as a result of a Net Asset Shortfall, which shall be satisfied and limited in accordance with clause 7.3)

shall be satisfied from, and limited to, the Escrow Amount and the sole remedy of the Purchaser under this Agreement in respect of each such claim shall be to the release of Escrow Amounts (if any) to the Purchaser from the Escrow.

6.2	Liability for claims satisfied from Escrow

6.2.1	The Vendor and the Parent shall have no liability to each other in respect of any liability satisfied from the Escrow Amount.

6.2.2	Clause 6.2.1, shall not apply so as to limit the liability of the Parent (or, where applicable, the Vendor) in respect of any fraud by it (or any of its Associates) or any remedy available to any other Party against it (or any of its Associates) in respect thereof.

6.3	Operation of Escrow

6.3.1	The Escrow Amount shall be held in the Escrow on the terms of the Escrow Agreement and the following terms:

(a)	any bank fees or other charges arising in respect of the Escrow shall be paid by the Purchaser and the Parent, who will each pay one half of such bank fees and charges;

(b)	any interest or profit generated on the Escrow Amount (the “Income”) shall be held in Escrow with the principal Escrow Amount on which such Income accrued and, on release of such principal Escrow Amount, such Income shall also be released to the Party or Parties entitled to such principal Escrow Amount;

(c)	subject to clauses 6.3.1(d) and 6.3.3, at the end of the Escrow Period the Purchaser and the Parent shall issue joint written instructions to the Escrow Agent to release the remaining balance of the principal Escrow Amount (together with accrued Income thereon) to the Parent;

(d)	to the extent that, prior to the expiry of the Escrow Period, the Purchaser has notified the Parent of any claim in respect of which it may be entitled to be satisfied from the Escrow Amount and (whether before or after the end of the Escrow Period) the amount of any such claim has:

(i)	been agreed in writing between the Parent and the Purchaser (such agreement not to be unreasonably withheld or delayed following any oral agreement between them); or

(ii)	been judicially determined by court of competent jurisdiction (from which no appeal is available (or has ceased to be available without any such appeal having been made)).

18

then the Purchaser and the Parent shall promptly upon such agreement or determination (and in any event within 14 days thereof) issue joint written instructions to the Escrow Agent to release to the Purchaser:

(i)	such part of the principal Escrow Amount as is equal to the amount of such claim as so agreed or determined (or, if less, the whole of the remaining principal Escrow Amount); and

(ii)	all Income which has accrued on such principal Escrow Amount;

6.3.2	to the extent that the liability for, or the quantum of, any claim notified by the Purchaser to the Parent prior to the expiry of the Escrow Period, and in respect of which claim the Purchaser may be entitled to be satisfied from the Escrow Amount, shall not have been agreed or determined (in a manner described in any of sub-clauses 6.3.1(d)(i) to 6.3.1(d)(ii) before the expiry of the Escrow Period, then:

(i)	such principal Escrow Amount as is reasonably sufficient to satisfy all such claims in full (together with accrued Income on such principal Escrow Amount) (or such other amount as the Purchaser and the Parent may agree in writing) shall continue to be retained in the Escrow after expiry of the Escrow Period pending agreement or determination ((in a manner described in any of sub-clauses 6.3.1(d)(i) to 6.3.1(d)(ii)) of such claim; and

(ii)	the balance of the Escrow Amount (and accrued Income thereon) (less all retained amounts determined in accordance with (i) above) shall be released in accordance with 6.3.1(c).

Promptly thereafter upon the agreement or determination (and in any event within 21 days thereof) of such a notified claim, the Parent and the Purchaser shall issue joint instructions to the Escrow Agent to release to the Purchaser:

(i)	such part the retained principal Escrow Amount as is equal to the amount of such claim as so agreed or determined (or, if less, the whole of the retained principal Escrow Amount); and

(ii)	all Income which has accrued on such retained principal Escrow Amount.

After expiry of the Escrow Period, once all such claims notified prior to the expiry of the Escrow Period have been so agreed or determined, the Parent and the Purchaser shall promptly issue joint instructions to the Escrow Agent to release the remaining balance of the principal Escrow Amount (together with accrued Income thereon) to the Parent.

6.3.3	For the purposes of clauses 6.3.1(d), if and to the extent that:

(a)	the Purchaser gives unconditional and irrevocable written notice to the Parent that a claim (or part thereof) is withdrawn; or

(b)	if legal proceedings commenced by the Purchaser in respect of a claim (or part thereof) are unconditionally and finally withdrawn or struck-out (without possibility of re-instatement); or

19

(c)	the Purchaser has no right to commence legal proceedings in respect of a claim (or part thereof),

then such claim (or, as the case may be, the relevant part thereof) shall be deemed to have been determined with no release of any Escrow Amount (or Income) due to the Purchaser in respect thereof.

6.4	Release of cash

6.4.1	The principal value of the cash held in Escrow (ignoring any Income thereon) shall be used for the purpose of determining the Escrow Amount to be released in satisfaction of any claim.

6.4.2	All principal Escrow Amounts released from the Escrow to the Purchaser shall be paid in cash in USD.

6.4.3	In the event that any principal Escrow Amount is due to be released to the Parent, any Income accrued on the principal Escrow Amount so released to the Parent shall also be released to the Parent.

6.5	Failure to release Escrow Amounts when due

6.5.1	If the Parent or Purchaser breaches its obligation to so issue a joint written instruction to the Escrow Agent in accordance with clauses 6.3.1(c), 6.3.1(d), or 6.5.2 (as the case may be) (such Party in default being a “Defaulting Party”), then the non-defaulting Party (being the Purchaser or Parent, as the case may be, the “Non-defaulting Party”) may solely issue such instruction to the Escrow Agent provided that:

(a)	the Non-defaulting Party shall indemnify and keep fully indemnified the Defaulting Party from and against all Losses which may be suffered or incurred and which arise directly or indirectly out of, or in connection with, any Escrow Amount and Income released by the Escrow Agent in compliance with such sole instruction of the Non-defaulting Party to the extent it is subsequently agreed or determined (in a manner described in any of sub-clauses 6.3.1(d)(i) to 6.3.1(d)(ii)) that such Non-defaulting Party was not entitled to the Escrow Amount and Income so released on such sole instruction of the Non-defaulting Party;

(b)	the Non-defaulting Party shall procure that a copy of such sole instruction is also then notified to the Defaulting Party;

(c)	the sole instruction of the Non-defaulting Party shall instruct the Escrow Agent to postpone the release of the relevant Escrow Amounts for a period of 14 days from the date of such sole instruction; and

(d)	the Defaulting Party shall have a right to object to such sole instruction by written notice served during such 14 day period on the Escrow Agent and the Non-defaulting Party (an “Escrow Release Objection Notice”) which notice shall state (on reasonable grounds) why the Defaulting Party does not agree that instruction is required to be given to the Escrow Agent in accordance with this Agreement. In the event that an Escrow Release Objection Notice is so served, the sole instruction of the Non-defaulting Party shall be deemed withdrawn pending agreement or further determination (in a manner described in any of sub-clauses

20

6.3.1(d)(i) to 6.3.1(d)(ii)) of the matter in dispute between the Defaulting Party and the Non-defaulting Party as stated in the Escrow Release Objection Notice.

6.6	Adjustment of Price

Any sum payable to the Purchaser from the Escrow Amount shall be treated as a reduction in the Price by an equal amount.

6.7	Agreement prevails

In the event of any inconsistency between the provisions of this Agreement and the Escrow Agreement, the provisions of this Agreement shall prevail as between the Parties.

6.8	Remittance

From and after the Closing, if the Seller or its Affiliates receives or collects any funds relating to any LPR Assets, the Seller or its Affiliate shall remit such funds to the Purchaser within five Business Days after its receipt thereof. From and after the Closing, if the Purchaser or its Affiliates receives or collects any funds relating to an asset transferred in the Reorganisation, the Purchaser or its Affiliate shall remit any such funds to the Seller within five Business Days after its receipt thereof.

7.	Completion Statement

7.1	Price adjustment

7.1.1	Without prejudice to any other adjustments to the Price which may be required pursuant to this Agreement, the Price as stated in clause 4.1 shall, subject to the further provisions of this clause 7, be reduced by an amount equal to the Net Asset Shortfall (if any);

provided that no adjustment shall be so made to the Price where the net reduction as so determined would be equal to or less than $25,000 (but if in excess of $25,000 then the whole of such adjustment shall be made, not merely the excess). Payments in consequence of any adjustment in Price pursuant to this clause 7.1.1 shall be paid and limited in accordance with clause 7.3.

7.1.2	References to the Price or the final Price in this clause 7 shall be to the Price before any further adjustments which may be required pursuant to the further provisions of this Agreement (other than this clause 7).

7.1.3	For the avoidance of doubt, any adjustment of the Price pursuant to this clause 7 shall be deemed to adjust only the portion of the Price payable by the Purchaser in respect of the Target Shares pursuant to clause 4.2(a), and not any portion of the Price payable by the Purchaser in respect of any of the LPR Assets.

7.2	Preparation of Completion Statement

7.2.1	The Purchaser shall prepare and submit to the Parent, not later than 60 days after Completion, a draft financial statement (the “Draft Completion Statement”) showing the Purchaser’s calculation of the Price by reference to the financial position of the Target as at the close of business on the Completion Date and stating the proposed Net Asset Shortfall

21

(if any). Such statement shall be prepared on the basis of, and in accordance with, the requirements, accounting policies and accounting practices specified in clause 7.4 and presented in substantially the same form, and shall include each of the same line-items, as set out in the Pro Forma Completion Statement.

7.2.2	Within 30 days starting on the day after the Parent receives the Purchaser’s Draft Completion Statement, the Parent shall notify the Purchaser whether the Parent agrees with the Draft Completion Statement and, if the Parent does not agree with it, such notification (an “Objection Notice”) shall include a schedule setting forth those amounts or items with which the Parent disagrees and, to the extent reasonably possible, the quantum of the disagreement together with the reasons why the Parent disagrees with such amounts and any initial proposed adjustments to the Draft Completion Statement.

7.2.3	In order to enable the Parent to review the Draft Completion Statement, the Purchaser shall procure that there is made available to the Parent (at the offices of the Target), the following documents and information in so far as the same is in the possession or control of the Enlarged Group and reasonably required in connection with such review of the Draft Completion Statement:

(a)	books of account and records relating to the Target;

(b)	formal working papers (if any) relating to the preparation of the Draft Completion Statement; and

(c)	such further information as may be reasonably requested by the Parent.

7.2.4	If the Parent shall notify the Purchaser of its agreement to the Draft Completion Statement or shall take no action either to notify such agreement or to serve an Objection Notice within the period of 30 days referred to in clause 7.2.2 or, following the service of an Objection Notice, the Parent and the Purchaser shall agree in writing on the Draft Completion Statement (with or without amendment), then the same shall become binding upon the Parties in its original (or, if so agreed in writing by the Parent and the Purchaser, its amended) form and shall then constitute the final Completion Statement for the purposes of this Agreement and the Price shall be adjusted (if applicable) in accordance with clause 7.1.1.

7.2.5	If the Parent shall within the period of 30 days referred to in clause 7.2.2 serve an Objection Notice, the Parent and the Purchaser shall, each acting reasonably and in good faith, enter into discussions and endeavour to agree (and, if so agreed, amend) the Draft Completion Statement, which shall then be the final Completion Statement. If the Parent and the Purchaser shall fail to agree on the Draft Completion Statement within 30 days of the service of the Objection Notice on the Purchaser, then either the Parent or the Purchaser may thereafter refer the matters in dispute (the “Disputed Matters”) to such independent firm of accountants as they agree, or should they fail to reach such agreement on an independent firm of accountants within 21 days, the Disputed Matters shall be referred to such independent firm of chartered accountants (being a reputable accountancy firm with at least 100 partners with experience of providing accountancy services to companies whose business and geographic scope are similar to that of the Target) nominated by such third party as the Purchaser and the Parent may agree (or, in the absence of agreement, nominated (acting reasonably and in good faith) by the then president of the Institute of Chartered Accountants in England and Wales on application of either the Purchaser or the Parent). The

22

independent firm of accountants, as so determined, (the “Independent Accountants”) shall decide the Disputed Matters as experts and not as arbitrators and its decision shall be final and binding upon the Parties (save in the case of fraud or manifest material error).

7.2.6	The Independent Accountants shall act on the following basis, and the Parent and the Purchaser shall ensure that the terms of engagement of the Independent Accountants shall conform with such basis and shall otherwise be on such terms as they shall agree or, in the absence of such agreement, as may be determined by the Independent Accountants:

(a)	their sole duty will be to determine the dispute between the Parent and the Purchaser referred to them under clause 7.2.5, which may include any dispute concerning the interpretation of this Agreement which may affect the content of the Completion Statement or any dispute as to the jurisdiction of the Independent Accountants to decide the dispute or the content or interpretation of their terms of reference;

(b)	the Parent and the Purchaser shall each provide the Independent Accountants with all information relating to the Target which is in their possession or under their control (including, in the case of the Purchaser, information in the possession or control of the Enlarged Group and/or the Purchaser’s accountants) and which the Independent Accountants may reasonably require (provided that where information prepared by the Purchaser’s accountants is to be disclosed information, it is agreed and acknowledged that such disclosure may, if so required by the Purchaser’s accountants, be conditional on their signing a non-disclosure letter in a customary form in favour of the Purchaser’s accountants);

(c)	the fees and expenses of the Independent Accountants (including the fees and expenses of any professional advisers engaged under clause 7.2.6(e)) shall be paid by the Parent and the Purchaser in equal proportions;

(d)	the Independent Accountants shall determine their own procedure but shall:

(i)	give the Parent and the Purchaser a reasonable opportunity to make written and, if agreed by the Independent Accountants, oral representations to them;

(ii)	require that the Parent and the Purchaser supply each other with copies of their written representations at the same time as they are submitted to the Independent Accountants and allow the other to respond in writing to any such written representation; and

(iii)	where reasonably practicable, permit the Parent and the Purchaser to be present when the other of them is making oral submissions to the Independent Accountants and to make oral submissions in reply;

(e)	the Independent Accountants may, if they reasonably consider this necessary to reach their determination, instruct valuers, solicitors and other professional advisers;

(f)	subject to the Independent Accountants having promptly upon request received from the Parent and the Purchaser all information referred to in clause 7.2.6(b) and the procedure referred to in clause 7.2.6(d) having been concluded, the

23

Independent Accountants shall make their determination as soon as is reasonably practicable but no later than 30 days (or such period as the Purchaser and the Parent, each acting reasonably, may agree) after the dispute is referred to them; and

(g)	the Independent Accountants shall make their determination in writing and shall attach a list of all adjustments (if any) to be made to the Draft Completion Statement, and the Draft Completion Statement as so adjusted (if so adjusted), which shall become the final Completion Statement.

7.3	Payments due to Price adjustment

7.3.1	If by reference to the final Completion Statement the Price is to be decreased in accordance with clause 7.1.1, then an amount equal to the Net Asset Shortfall shall be repaid to the Purchaser by the Parent. Such payment shall be satisfied from the Vendor’s Lawyers’ Client Account and the sole recourse of the Purchaser in respect of any price adjustment under this clause 7 shall be to the release of funds to the Purchaser from the Vendor’s Lawyers’ Client Account.

7.3.2	For the purpose of satisfying payments under clause 7.3.1, the Vendor’s Lawyers shall retain in the Vendor’s Lawyers’ Client Account an amount of $200,000 until the Completion Statement has been finalised in accordance with clause 7.2 and the payment under clause 7.3.1 has been made, if applicable. Any payment made in accordance with clause 7.3.1 shall be limited to a maximum amount of $200,000.

7.3.3	Immediately upon agreement or determination of the final Completion Statement and any price adjustment in accordance with clauses 7.1 and 7.2 above, the Parent and the Purchaser shall issue joint instructions to the Vendor’s Lawyers instructing either:

(a)	the release of the entire retained amount of $200,000 to the Parent; or

(b)	in the event that any price adjustment payment is to be made pursuant to clause 7.3.1 above:

(i)	the release to the Purchaser of such portion of the retained $200,000 as is equal to the Net Asset Shortfall; and

(ii)	the release to the Parent of the such portion of the retained $200,000 as remains following the release of funds to the Purchaser pursuant to clause 7.3.3(b)(i),

and the Vendor’s Lawyers shall release the retained $200,000 in accordance with such instructions.

7.4	Accounting policies and practices

The Completion Statement shall be prepared in accordance with the accounting principles and policies set out in Part C to Schedule 6. For the avoidance of doubt, the LPR Assets shall not be included within the scope of the Completion Statement.

24

8.	Parent and Vendor Assurances

8.1	Transfer of Target Shares

The Vendor and the Parent each consent to, and waive all rights of pre-emption, rights of first refusal, veto rights and such other rights they may have as otherwise prohibit, restrict or impair, the transfer of the Target Shares to the Purchaser in accordance with this Agreement.

8.2	Assurances at Completion

8.2.1	At Completion, the Vendor and the Parent each waive any claims or rights or causes of action they may have (howsoever arising, whether known or unknown) against:

(a)	the Target;

(b)	each officer, employee, consultant, auditor and professional adviser of the Target, in so far as such claim, right or cause of action concerns the affairs of the Target or the Business;

(c)	each other, in so far as such claim, right or cause of action concerns the affairs of the Target or the Business,

in each case, save where such claim, right or cause of action arises under, or in respect of any breach of, any Transaction Document;

8.2.2	Nothing in clause 8.2.1 shall be construed as a waiver of any right of any officer, employee or consultant of the Target in respect of any unpaid fees, salary, benefits and expenses under his/her terms of engagement since the immediately preceding monthly pay-roll date of the Target.

8.3	Restrictive covenants

8.3.1	the Parent undertakes to the Purchaser that it shall not (and it shall procure that its Associates shall not) during the Restricted Period, either on his/her own account (or on the account of its Associate) or in conjunction with or for the benefit of any other person, directly or indirectly, in any capacity whatsoever (including whether acting as principal or as an officer, employee or consultant of a third party):

(a)	carry on or be concerned, engaged or interested in any Restricted Business (other than as a holder of interests in securities admitted to trading on any Internationally Recognised Stock Exchange and representing (in aggregate together with the holdings of his/her Associates) less than five per cent (5%) in number of all securities of the same class and designation so admitted to trading);

(b)	entice away (or endeavour to entice away) from their employment (or other engagement) by the Enlarged Group, or employ or engage (or offer to employ or engage) in any capacity (including as an officer, employee or consultant), any person who is an officer, employee or consultant of the Target at Completion.

8.3.2	The provisions of clause 8.3.1 (subject to the further provisions of this clause 8.3) shall, with the prior written consent of the Purchaser, be directly enforceable by each member of the Enlarged Group notwithstanding that they may not be a signatory to this Agreement.

25

8.3.3	The Parties agree and acknowledge that each of the covenants contained in clause 8.3.1 is reasonable and necessary for the protection of the Purchaser’s legitimate interests in the goodwill of the business of the Target. Each of the covenants contained in clauses 8.3.1(a) and 8.3.1(b) shall be construed as a separate and independent covenant and shall be enforceable by the Purchaser (and, subject to clause 8.3.2, by each member of the Enlarged Group) separately and independently of any right to enforce any one or more of the other covenants contained in clause 8.3.1. If one or more of the covenants is held to be void or unenforceable, the validity of the remaining covenants shall not be affected. If any such covenant shall be found to be void or voidable but would be valid and enforceable if some part or parts of the restriction or covenant were deleted, such restriction or undertaking shall apply with such modification as may be necessary to make it valid and enforceable.

8.3.4	Without prejudice to any other remedy which may be available, the Purchaser (and, subject to clause 8.3.2, any member of the Enlarged Group) shall be entitled to seek injunctive or other equitable relief in relation to any breach or prospective breach of any covenant in clause 8.3.1.

8.3.5	No breach of clause 8.3.1(b) shall arise by reason of:

(a)	any public advertisement (including, but not limited to, placing advertisements online (Internet) in journals and newspapers) being made inviting applications for any position of employment or other engagement;

(b)	the receipt of responses to any such public advertisement or other enquiry as to the availability of any position of employment or other engagement;

(c)	any person offering such employment or other engagement to any such respondent or enquirer; and

(d)	any person thereafter employing or engaging any such respondent or enquirer,

provided always that:

(i)	such public advertisement was not intentionally and specifically directed at any officers, managers, employees or consultants of the Target; and

(ii)	no ancillary communication was made specifically by (or on behalf of, at the direction of, or with the approval or knowledge of) the Parent (or its Associate) to any officers, employees or consultants of the Target directing them to the fact that such public advertisement was so made or indicating that they should make any such enquiry.

8.3.6	The Purchaser (and the members of the Enlarged Group) shall have no right to bring any claim in respect of any breach of clause 8.3.1 unless and until Completion has occurred (where after a claim may be brought in reference to any breach thereof whether occurring before or after Completion).

9.	Purchaser Warranties and Undertakings

9.1	Purchaser warranties

9.1.1	The Purchaser warrants to Parent that:

26

(a)	it (and each of its Associates that is a party thereto) has the capacity and authority (without requiring the Authorisation of any Authority) to enter into and perform this Agreement and each other transfer, certificate, undertaking and agreement (if any) entered into (or to be entered into) by it (or, as the case may be, its Associate) pursuant to this Agreement (together “Purchaser Group Documents”);

(b)	each Purchaser Group Document will, if and when executed and delivered by it (or, as the case may be, its relevant Associate), constitute binding obligations enforceable against it (or, as the case may be, its Associate) in accordance with its terms; and

(c)	it is not insolvent or bankrupt under any Laws applicable to it, nor is it unable to pay its debts as they fall due, nor has any arrangement (whether by court proceedings or otherwise) been proposed under which its creditors (or any group of them) could receive less than the amounts due to them nor are any proceedings in relation to any compromise or arrangement with creditors, any winding up, bankruptcy or other insolvency proceedings concerning it (or any of its/his/her assets or interests) current, pending or threatened.

9.1.2	The warranties given by the Purchaser in clause 9.1.1 are given as at the date of this Agreement.

9.1.3	Without restricting the rights of the Parent or the ability of the Parent to claim damages on any basis available to it, the Purchaser undertakes to the Parent that if there is a breach of any of the warranties given by the Purchaser at clauses 9.1.1(a) to 9.1.1(c) (inclusive) or any other covenant or undertaking given by the Purchaser under this Agreement, the Purchaser will, on demand by the Parent, pay to the Parent or, (in the case of a liability to another person which has not been discharged) at the Parent’s direction, the person to whom the liability has been incurred an amount equal to:

(a)	any liability which the Parent (or any member of the Vendor Group) has incurred which it would not have incurred had such warranty, covenant or undertaking not been breached; and

(b)	all costs and expenses (together with any VAT or comparable tax thereon) which may be incurred by the Parent (or any other member of the Vendor Group) as a result of or in connection with any breach of such warranty, covenant or undertaking.

9.2	Access to Information

After the Closing, the Purchaser shall, and shall cause its Affiliates to, grant or furnish the Parent and its representatives, counsel and accountants reasonable access, during normal business hours and upon prior written notice of at least three business days, to the personnel, properties, books and records of the Target in connection with (i) any Tax submission or return of the Parent (or any member of the Vendor Group) to the extent necessary to prepare such Tax submission or return or (ii) any matter for which indemnification is being sought pursuant to clause 10.6. The Purchaser shall deliver, at the Parents’ expense, complete and

27

accurate copies of any books and records reasonably requested by the Parent in connection with this clause 9.2.

10.	Parent Warranties

10.1	Giving of Warranties

Subject always to clauses 10.2, 10.3 and 10.4, the Parent warrants to the Purchaser that each of the Warranties is true and accurate on the date of this Agreement. The Parties acknowledge and accept that the Purchaser is entering into this Agreement in reliance upon each of the Warranties.

10.2	Disclosure

10.2.1	The Warranties are given subject to matters fairly disclosed (with sufficient explanation and detail to enable the Purchaser to identify the nature and scope of the matter disclosed) in or under the terms of the Disclosure Letter.

10.2.2	On the date of this Agreement:

(a)	the Parent shall deliver to the Purchaser the Disclosure Letter (together with a copy of the Disclosure Bundle in electronic format) duly executed by the Parent; and

(b)	the Purchaser shall deliver to the Parent an acknowledgement of receipt of the Disclosure Letter (and such copy of the Disclosure Bundle) duly signed by the Purchaser.

10.3	Limitations

Any liability in respect of a Warranty Claim shall be subject to the provisions of clauses 6 and 11.

10.4	Parent’s knowledge and awareness

Where a Warranty is qualified by a reference (however expressed) to the knowledge or awareness of the Parent, the Parent shall be deemed to know or be aware of anything which is actually known to any of the following individuals:

(a)	Dale Parker;

(b)	Richard Ehrich;

(c)	Nico Bekooy; and

(d)	Dan Skites.

10.5	Warranties to be independent

Each of the Warranties shall be separate and independent and, save as otherwise expressly provided, shall not be limited by reference to any other Warranty.

10.6	Indemnity basis of recovery

28

Without restricting the rights of the Target or the Purchaser or the ability of the Purchaser to claim damages on any basis available to it, the Parent undertakes to the Purchaser that if there is a breach of any Warranty the Parent will, on demand by the Purchaser, pay to the Purchaser or, (in the case of a liability to another person which has not been discharged) at the Purchaser’s direction, the person to whom the liability has been incurred an amount equal to:

(a)	any liability which the Target or the Purchaser has incurred which it would not have incurred had the Warranty not been breached; and

(b)	all costs and expenses (together with any irrecoverable VAT or comparable tax thereon) which may be incurred by the Purchaser, the Target or the Enlarged Group as a result of or in connection with any breach of the Warranty.

10.7	Adjustment of Price

Any sum payable to the Purchaser in respect of any Warranty Claim shall be treated as a reduction in the Price by an equal amount.

10.8	Calculation of liability

For the sake of clarity it is specifically noted that any liability of the Parent or the Vendor hereunder shall, subject to the provisions of Schedule 5, be calculated on the basis of the actual Loss caused by the breach of a Warranty or other breach of the Agreement, as applicable, without regard to the attribution of the Price made under clause 4.2.

11.	Limitations on Liability

11.1	Application of limitations

Subject to clause 11.2, the liability of the Parent and the Vendor in respect of any claim arising under, or for breach of, this Agreement shall be limited as set out in Schedule 5.

11.2	Disapplication of limitations

The provisions of clause 11.1 and Schedule 5 shall not apply so as to limit the liability of the Parent in respect of any fraud or willful misrepresentation by it (or any of its Associates) or any remedy available to the Purchaser against such person(s) in respect thereof.

12.	Tax Indemnity

12.1	Fundamental Tax Warranties

12.1.1	Without prejudice to the right of the Purchaser to claim on any other basis or take advantage of any other remedies available to it, if any of the Fundamental Tax Warranties is breached, the Vendor undertakes to pay to the Purchaser on demand subject to the provisions of Schedule 5:

(a)	the Tax payable by the Target that the Target would not have been required to pay if the Fundamental Tax Warranty had not been breached; and

29

(b)	all reasonable third-party costs and expenses (including, without limitation, legal and other professional fees and costs and expenses properly incurred by the Purchaser or the Target as a result of the breach of the Fundamental Tax Warranty.

12.1.2	A payment made in accordance with the above provisions shall include any amount necessary to ensure that, after Taxation of the payment, the Purchaser is left with the same amount it would have had if the payment was not subject to Taxation.

13.	Existing Lease

13.1	Existing Lease

The Parent and the Purchaser each hereby agree and undertake to use reasonable endeavours to procure that, as soon as reasonably practicable following Completion, the lease dated 5 November 2014 among (1) Geoghegan Bros Limited; (2) the Target; and (3) the Parent in relation to Unit 4, Caxton Place, Caxton Way, Stevenage, Hertfordshire SG1 2UG (the “Existing Lease”) be amended to the effect that the Parent will no longer be a party to the Existing Lease, and will have no rights or obligations thereunder. Such reasonable endeavours may include (but are not limited to) the Purchaser complying with any reasonable request made by Geoghegan Bros Limited as a condition to the provision of their consent as landlord under the Existing Lease for the Purchaser to become a party to the Existing Lease and having the same obligations as the Parent currently has under the Lease.

13.2	Transitional Period

13.2.1	Until such time as the Existing Lease has been amended pursuant to clause 13.1 above, the Parent agrees and undertakes that it shall not seek to exercise or enforce any of its rights as a tenant under the Existing Lease.

13.2.2	The Purchaser agrees and undertakes to indemnify the Parent against any claims for rent, service charge or any other sums due under the Existing Lease with effect from Completion which may be made against the Parent following Completion.

14.	Confidential Information

14.1	Non-disclosure of Confidential Information

Subject to Completion and to clauses 9.2 and 14.2, the Parent agrees and undertakes to (and to procure that his/her/its Associates (such person and his/her/its Associates being a “Receiving Party”, and collectively, the “Receiving Group”) shall) keep confidential and not disclose to any third party, nor use other than for a Permitted Purpose, any Confidential Information.

14.2	Exceptions

14.2.1	Clause 14.2 shall not apply if and to the extent that:

(a)	such Confidential Information is in the public domain (other than by reason of a breach of any obligation of confidentiality applicable to the relevant Receiving Group);

30

(b)	such Confidential Information is disclosed to the relevant Receiving Group on a non-confidential basis by person(s) (other than any member of the Enlarged Group (or any person acting on behalf thereof)) in circumstances where the relevant Receiving Group reasonably believed that such disclosure was lawfully made without breach of any obligation of confidentiality by such person(s);

(c)	a member of the Enlarged Group has consented in writing to such disclosure and/or use of such Confidential Information or has otherwise confirmed in writing that such Confidential Information is not confidential; or

(d)	such disclosure or use is required by Law, the rules of any investment exchange to which the relevant Receiving Party’s Group is subject, or by any competent Authority having jurisdiction over the relevant Receiving Group.

14.2.2	If disclosure or use is to be made pursuant to clause 14.2.1(d) then, if permitted by Law, the relevant Receiving Party shall consult with the Purchaser reasonably in advance of such disclosure or use so as to permit the Enlarged Group reasonable opportunity to review and comment on such disclosure or intended use and, if so desired by the Purchaser, for the Enlarged Group to take any reasonable action to prevent or restrict such disclosure or use.

14.3	Disclosure between members of the Receiving Group and/or Delegates

Notwithstanding clause 14.1, the disclosure of Confidential Information between members of the Receiving Group and/or Delegates of the Receiving Group shall be permitted, provided that:

(a)	such disclosure is restricted to those persons who reasonably need to know such information in connection with the Permitted Purpose or by the nature of their role as a Delegate of the relevant Receiving Group; and

(b)	the relevant Receiving Party shall procure that persons to whom Confidential Information is disclosed under this clause 14.3, and all other Delegates of its/his/her Receiving Group, shall comply with the obligations of confidentiality and restrictions on use applicable under this clause 14 in the same manner as such restrictions and obligations apply to such Receiving Party.

14.4	Obligations survive termination

The obligations of each Receiving Party contained in this clause 12 shall survive Completion and shall continue for a period of 5 years after Completion.

14.5	Injunctive relief

Each Party acknowledges that monetary damages alone may not be a sufficient remedy for any actual or threatened breach of this clause 12, that injunctive and specific performance or any other equitable relief may be available to the non-defaulting Party in respect of any such breach and that no proof of special damages shall be necessary for the enforcement of this clause 12. Such remedies shall be in addition to, and not in lieu or limitation of, any other remedy available to the non-defaulting Party under this Agreement or otherwise at Law or in equity.

31

14.6	Publicity

The Parties agree that a joint press release concerning the transactions contemplated by this Agreement shall be prepared and issued on a date to be agreed. Each Party undertakes not to disclose, without the approval of the other Party, any information regarding the transactions contemplated by this Agreement in a manner or at time not agreed between the Parties. Notwithstanding the foregoing, each Party shall be entitled to disclose such information as is required by law or stock exchange recommendations or other similar regulations to which the Party is subject, in which case the Party undertakes to reasonably confer with the other Party prior to such disclosure.

15.	Notices

15.1	Method of service

A notice or other communication given under this Agreement by any Party to the other Party shall be in writing (which shall include e-mail), signed in manuscript by or on behalf of the Party giving it (which includes a faxed or scanned manuscript signature or, in the case of e-mail, that the message was sent from an e-mail address of the Party giving it (and which sender’s e-mail address is one to which notices and other communications may also be validly delivered to that Party under this clause 15.1)), in the English language and may be either:

(a)	delivered personally by hand; or

(b)	if sent from within the same jurisdiction in which the recipient’s address is located, then sent by first class pre-paid post or courier (or, if sent from outside the jurisdiction in which the recipient’s address is located, then sent by international courier); or

(c)	sent by facsimile; or

(d)	sent by email,

in each case addressed as follows:

For the Purchaser:

Address:	Kronborgsgränd 11, 164 46 Kista, Sweden

E-mail address:	____________________ *

For the attention of:	____________________ *

For the Vendor:

Address:	c/o Image Sensing Systems, Inc, 500 Spruce Tree Centre, 1600 University Ave. West, St. Paul, Minnesota 55104 USA

E-mail address:	DParker@imagesensing.com

For the attention of:	Dale Parker, CEO

* The information denoted with an asterisk has been omitted and field separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to this information.

32

For the Parent:

Address:	500 Spruce Tree Centre, 1600 University Ave. West, St. Paul, Minnesota 55104 USA

E-mail address:	DParker@imagesensing.com

For the attention of:	Dale Parker, CEO

15.2	Deemed service

Without prejudice to any earlier time at which a notice or other communication may be actually given and received, a properly addressed notice will in any event:

(a)	if personally delivered, be deemed to have been given and received upon delivery at the relevant address;

(b)	if posted to an address in the same jurisdiction as that from which it was sent by first class pre-paid post or courier (which courier advises of delivery within two Business Days), be deemed to have been given and received two Business Days after the date of posting;

(c)	if sent to an address in a different jurisdiction as that from which it was sent by international courier (which courier advises of delivery within seven Business Days), be deemed to have been given and received seven Business Days after the date of posting;

(d)	if sent by facsimile and a confirmatory successful transmission report is given by the transmitting device, be deemed to have been given and received on the date of transmission (or, if such day is not a Business Day, then the next Business Day); and

(e)	if sent by e-mail and no delivery failure is reported to or by the sender’s e-mail server, be deemed to have been given and received on the date such e-mail was sent (or, if such day is not a Business Day, then the next Business Day).

15.3	Proof of service

In proving service, it shall be sufficient to prove that:

(a)	the envelope containing the notice or other communication was addressed to the address of the relevant Party as set out in clause 15.1 (or as otherwise notified by that Party pursuant to clause 15.5) and delivered either to that address or into the custody of the postal authorities as first class pre-paid post or custody of the courier, or international courier firm; or

(b)	the notice or other communication was transmitted in full by facsimile to the facsimile number of the relevant Party set out in clause 15.1 (or as otherwise notified by that Party pursuant to clause 15.5) (as evidenced by a confirmatory transmission report); or

33

(c)	that the e-mail was correctly addressed and that no delivery failure was reported to or by the sender’s e-mail server.

15.4	Receipt outside business hours

If receipt or deemed receipt of a notice or other communication occurs before 9.30 a.m. in the country of receipt on a Business Day, the notice or other communication shall be deemed to have been received at 9.30 a.m. (in the country of receipt) on that day. If deemed receipt occurs after 5.30 p.m. (in the country of receipt) on a Business Day or on a day which is not a Business Day, the notice or other communication shall be deemed to have been received at 9.30 a.m. (in the country of receipt) on the next Business Day.

15.5	Change of address

Any Party to this Agreement may give at least five Business Days’ notice to the other Party to change its address or other details specified in clause 15.1.

15.6	Service of proceedings

This clause does not apply to the service of any documents relating to any Proceedings or where applicable, any arbitration or other method of dispute resolution.

16.	Miscellaneous

16.1	Binding nature of this Agreement

Each Party warrants and undertakes to each other Party that this Agreement, and each other Transaction Document to which it is a party, has been duly executed by it and comprises a valid and legally binding obligation enforceable against it in accordance with the terms of this Agreement.

16.2	Further assurance

16.2.1	Each Party shall (at its/his/her own expense) execute and deliver all such documents and do all such things as may be reasonably required from time to time to give full effect to the provisions of this Agreement in so far as the same are to be performed by such Party.

16.2.2	Without prejudice to any other rights or remedies of the Purchaser under this Agreement, if any Intellectual Property belonging to the Parent or any other Vendor Group Company and which relates exclusively to the Business has not been transferred to the Target or the Purchaser by virtue of the transactions entered into under or pursuant to this Agreement:

(a)	the Parent shall, as soon as reasonably practicable at its own cost, transfer or procure the transfer of such Intellectual Property to the Target, or otherwise to the order of the Purchaser, for no consideration; and

(b)	each Party shall provide such assistance to the other Party as it reasonably requires for the purposes of this clause 16.2.2.

16.3	Costs and other payments

34

16.3.1	Save as expressly provided in this Agreement to the contrary, each Party shall be responsible for its own costs incurred in connection with the negotiation, preparation, execution and implementation by it of this Agreement and of all Transaction Documents, provided that this clause 16.3 shall not prejudice the right of any Party to seek to recover its costs in any litigation or dispute resolution procedure which may arise out of this Agreement.

16.4	Assignment and other dealings

16.4.1	No Party may assign or otherwise transfer any of its rights or obligations under this Agreement.

16.4.2	This Agreement shall be binding on and inure to the benefit of the Parties and their respective successors and their permitted assignees. Subject to, and upon any succession or assignment permitted by this Agreement, any successor or permitted assignee shall, in its own right, be able to enforce any term of this Agreement in accordance with its terms as if it were a Party but until such time, any such successor or permitted assignee shall have no rights, whether as a third party, or otherwise.

16.5	Entire agreement

16.5.1	This Agreement (together with the other documents to be entered into in connection with this Agreement in the Agreed Form) (the “Transaction Documents”) constitute the whole agreement and understanding between the Parties relating to the subject matter of the Transaction Documents and supersede and extinguish any previous agreement or arrangement between the Parties relating to the subject matter thereof and excludes any representation, warranty, promise, assurance or other undertaking implied by Law, custom or course of dealing.

16.5.2	Each Party acknowledges and agrees that:

(a)	it has not relied on, or been induced to enter into, this Agreement by any representation (including any misrepresentation), warranty, statement, assurance, promise or undertaking of any kind except as expressly included in the Transaction Documents; and

(b)	no Party shall be entitled to claim damages and/or terminate or rescind this Agreement by reason of any misrepresentation (other than a fraudulent misrepresentation) having been made to it by any person (whether a Party or not) at any time and upon which it has relied before entering into this Agreement.

16.5.3	Nothing in this clause 16.5 shall limit or exclude any liability or remedy for fraud or willful misconduct.

16.6	Variation

This Agreement may be varied by agreement in writing signed by the Purchaser and the Parent.

16.7	Severance

35

16.7.1	If any provision of this Agreement (or part of a provision) is held by any court of competent jurisdiction to be invalid, unenforceable or illegal, such provision (or part) shall to that extent be deemed not to form part of this Agreement and the other provisions of this Agreement shall remain in force.

16.7.2	If any invalid, unenforceable or illegal provision would be valid, enforceable or legal if some part of it were deleted, the provision shall apply with whatever modification is necessary to give effect to the intention of the Parties.

16.8	Counterparts

16.8.1	This Agreement may be executed in any number of counterparts, each of which is deemed to be an original and which together have the same effect as if each Party had signed the same document.

16.8.2	This Agreement may be executed through the use of facsimile transmission, and a counterpart of this Agreement that contains the facsimile signature of a Party, which counterpart has been transmitted by facsimile transmission to the other Party at such facsimile number as such other Party shall request, shall constitute an executed counterpart of this Agreement.

16.9	Language of the Agreement

The language of this Agreement is English and all documents, notices, waivers and all other written communications or otherwise between the Parties in connection with this Agreement shall be in English.

16.10	No agency, joint venture or partnership

Nothing contained in this Agreement shall constitute or be deemed to constitute an association, joint venture or partnership between the Parties and no Party shall be, or be construed to be, under the terms of this Agreement the agent of the any other Party for any purpose or to have any authority to bind or incur any liability on behalf of any other Party, save as expressly provided in this Agreement.

16.11	Discretion

Except as expressly provided to the contrary in this Agreement (including any express obligation to act in good faith, fairly and/or reasonably (including any provision which does not allow a Party to unreasonably withhold, condition or delays its approval or consent)), a Party may exercise any discretion given to it under this Agreement in its absolute discretion and any other Party may not challenge the exercise of that discretion on the grounds that the Party did not exercise its discretion fairly or reasonably. Such exercise of discretion shall not be subject to the dispute resolution procedures in this Agreement.

16.12	Waiver

16.12.1	No failure to exercise, nor any delay in exercising, any right, power, privilege or remedy under this Agreement shall in any way impair or affect the exercise of such right, power or

36

privilege or remedy, or operate as a waiver of such right, power or privilege or remedy in whole or in part.

16.12.2	The waiver by any Party of any of its rights or remedies arising under this Agreement or by Law shall not constitute a continuation of that or any other right or remedy.

16.12.3	No single or partial exercise of any right, power, privilege or remedy under this Agreement shall preclude or restrict the further exercise of that or any other right, power, privilege or remedy.

16.13	Liability

Save as expressly provided to the contrary in this Agreement, all obligations contained in this Agreement and made by the Parties are given or made by each of them severally in relation to himself only and each of them shall only be liable for any loss or damage arising from its/his/her own breach of such obligations.

16.14	Rights and remedies are cumulative

Save as expressly provided in this Agreement where any rights and remedies are limited, the rights, powers, privileges and remedies provided in this Agreement are cumulative and are not exclusive of any rights, powers, privileges or remedies provided by Law or otherwise.

16.15	Obligations to remain in force notwithstanding Completion

Except to the extent that they have been fully performed and discharged and except where this Agreement expressly provides otherwise, all provisions of this Agreement (including all representations, warranties and indemnities) remain in full force and effect notwithstanding Completion and shall not be extinguished or affected by Completion.

16.16	Third party rights

16.16.1	Except as provided to the contrary in this Agreement (including under clauses 16.4.2 and 16.16.2), a person who is not a party to this Agreement shall not have any rights under the CRTPA 1999 to enforce any term of this Agreement.

16.16.2	The provisions of clauses 8.3 and 12 are made for the benefit of the Purchaser and the Enlarged Group and, accordingly, each Enlarged Group company may, with the written consent of the Purchaser, in its own right enforce those provisions (subject to the further terms of this Agreement) in accordance with the provisions of the CRTPA 1999, provided that this Agreement may be amended, varied, suspended, terminated or rescinded without the consent of any members of the Enlarged Group which is not otherwise a Party.

17.	Governing Law and Jurisdiction

17.1	English law

This Agreement and all matters arising from it (including any Dispute) shall be governed by, and construed in accordance with, the Laws of England and Wales.

37

17.2	Jurisdiction

Each Party irrevocably submits to the exclusive jurisdiction of the English courts in relation to any Dispute and waives any objection to proceedings in relation to any Dispute (“Proceedings”) in such courts on the grounds of venue or on the grounds that the Proceedings have been brought in an inappropriate forum, provided that a judgment or order of the English courts may be enforced in any court of competent jurisdiction.

17.3	Process Agent

17.3.1	Any Party to this Agreement for the time being incorporated or resident outside England (a “Foreign Party”) shall appoint and maintain an agent (a “Process Agent”) with an address in England for service of process of any Proceedings in England and shall deliver to the other Party details of the Process Agent’s address (in England) and a copy of the Process Agent’s written acceptance of such appointment. Service upon the Process Agent shall be good service upon the Foreign Party appointing the Process Agent whether or not the process is forwarded to, or received by, the Foreign Party.

17.3.2	The Foreign Party shall notify the other Party in writing of any change in the address of the Process Agent within 15 Business Days of such change.

17.3.3	If for any reason the Process Agent ceases to act, resigns or no longer has an address in England, the Foreign Party who appointed him shall immediately appoint a substitute process agent with an address in England and shall deliver to the other Party within 10 Business Days details of such substitute agent’s address (in England) and a copy of the substitute agent’s written acceptance of such appointment.

17.3.4	If any Foreign Party fails to appoint and maintain a process agent or fails to notify the other Party of a change in the Process Agent pursuant to clause 17.3.2 or any substitute agent pursuant to clause 17.3.3, it shall be effective service for the other Party to serve process upon the last known address in England of the last known process agent of that Foreign Party notwithstanding that such process agent is no longer found at such address or has ceased to act.

17.3.5	Nothing in this Agreement shall affect the right of service of process in any other manner permitted by Law.

17.3.6	In accordance with clause 17.3.1:

(a)	the Parent gives notice that it has appointed the process agent named below:

Name	Address
Covington & Burling LLP	265 Strand, London, United Kingdom WC2R 1BH

(b)	the Purchaser gives notice that it has appointed the process agent named below:

Name	Address
CitySync Limited	Unit 4 Caxton Place, Caxton Way, Stevenage Hertfordshire, United Kingdom SG1 2UG

38

SCHEDULE 1

Target company information

The Target
Full legal name:	Image Sensing Systems UK Limited
Jurisdiction of incorporation:	England & Wales
Number:	03791347
Registered office:	Image Sensing Systems UK Limited Unit 4 Caxton Place Caxton Way Stevenage Hertfordshire United Kingdom SG1 2UG
Directors:	Richard Allan Ehrich Dale Edmund Parker Todd Christopher Slawson
Secretary:	None
Accounting reference date:	31 December
Auditors:	Baker Tilly UK Audit LLP
Issued capital at the date of this Agreement:	15,000 ordinary shares of £1.00 each
Shareholders at Completion:	Image Sensing Systems EMEA Limited (100%)

39

SCHEDULE 2

Bank Accounts

Part 1 - Vendor’s Lawyers’ Client Account

Bank: *
Address: *
IBAN: *
SWIFT code: *
Sort code: *
Account number: *
Account name: *

* The information denoted with an asterisk has been omitted and field separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to this information.

40

SCHEDULE 3

Completion obligations

1.	Obligations of the Vendor and the Parent

1.1	Parent obligations

The Parent shall:

(a)	procure that on or prior to Completion:

(i)	a board meeting of the Target has been held giving effect to the following matters:

(1)	approving the transactions contemplated by this Agreement

(2)	approval of the transfer at Completion of the Target Shares and (subject only to due stamping) to register in the register of members of the Target, the Purchaser as the holder of the Target Shares in the statutory books of the Target;

(3)	approving and authorising the execution of such documents as are to be entered into by the Target in connection with the transactions contemplated by this Agreement;

(4)	the approval of the resignations of Richard Ehrich, Dale Parker and Todd Slawson as directors of the Target with effect from Completion;

(5)	approving the appointment of Jonas Svensson as a director of the Target with effect from Completion;

(6)	approving the change of the Target’s name to “CitySync Limited”; and

(7)	resolving that, with effect from Completion, all existing bank mandates and signing authorities in respect of the banking facilities of the Target shall be revoked and new authorities shall be approved and on such terms as the Purchaser may direct.

(b)	procure that at Completion there be delivered to the Purchaser:

(i)	two counterparts of this Agreement duly executed by each of the Vendor and the Parent;

(ii)	two copies of the Disclosure Letter in an Agreed Form, duly executed by the Parent;

(iii)	copies of each power of attorney (each in an Agreed Form) under which this Agreement (and/or any document entered into in connection with the transactions contemplated by this Agreement) has been entered into by any of the Vendor, Parent or other Vendor Group Company (if any);

41

(iv)	the notices of resignation of Richard Ehrich, Dale Parker and Todd Slawson as directors of the Target with effect from Completion (in an Agreed Form), duly executed by the relevant directors;

(v)	two counterparts of the Escrow Agreement (in an Agreed Form) duly executed by the Parent;

(vi)	a printed copy of the minutes of the meeting of the board of directors of the Target (in an Agreed Form) referred to in paragraph 1.1(a)(i) above, certified as a true copy by a director of the Target;

(vii)	all the statutory and other books (duly written up to date) of the Target (including all certificates of incorporation, articles of association and other constitutional documents, register of members, and common seal);

(viii)	original signed versions of the following documents relating to the Reorganisation (in each case in an Agreed Form), duly executed by each of the parties thereto:

(1)	deed of assignment between the Target and the Vendor relating to video and radar assets and liabilities;

(ix)	two counterparts of a deed of assignment (in an Agreed Form) assigning the LPR Assets from the Parent to the Purchaser, each duly executed on behalf of the Parent.

1.2	Obligations of the Vendor

1.2.1	The Vendor shall procure that there be delivered to the Purchaser at or before Completion:

(i)	in respect of the Target Shares:

(1)	a stock transfer form (in an Agreed Form) duly executed by the Vendor in favour of the Purchaser;

(2)	the original share certificate(s) issued by the Target (or, in respect of any missing share certificate, an indemnity in an Agreed Form duly executed by the registered holder);

(3)	a written resolution of the Target approving the change of the Target’s name to “CitySync Limited”, duly executed by the Vendor as the sole shareholder of the Target; and

(ii)	such other documents, waivers or consents as the Purchaser may reasonably require to enable the Purchaser to be registered as holders of the Target Shares.

1.3	Obligations of the Purchaser

The Purchaser shall procure that there be delivered to the Parent at or prior to Completion:

(a)	two counterparts of this Agreement, duly executed on behalf of the Purchaser;

42

(b)	two copies of the Disclosure Letter (in an Agreed Form) duly executed by the Purchaser in acknowledgement of receipt;

(c)	a copy of each power of attorney (each in an Agreed Form) under which this Agreement (and/or any document entered into in connection with the transactions contemplated by this Agreement) has been entered into by the Purchaser or any Affiliate of the Purchaser (if any); and

(d)	two counterparts of the Escrow Agreement (in an Agreed Form) duly executed by the Escrow Agent and the Purchaser.

43

SCHEDULE 4

Warranties

Part A - Fundamental Warranties

1.	Incorporation and Compliance

1.1	The particulars of the Target set out in Schedule 1 are true, complete and accurate and not misleading.

1.2	The Target is duly incorporated and validly existing as a private limited company under CA 2006.

1.3	The Target has no subsidiary undertakings and owns no equity interests in any other person, nor has it agreed to acquire the same.

1.4	Due compliance has been made with all the provisions of CA 2006, and all other legal requirements, in connection with:

(a)	any allotment, issue, purchase or redemption of shares, debentures or other securities in the Target;

(b)	any reduction of the share capital of the Target;

(c)	any amendment to the memorandum or articles of association of the Target;

(d)	the passing of any resolutions by the Target; and

(e)	the payment of any dividends by the Target.

2.	Share Capital and Title

2.1	The Target Shares have been fully paid for and constitute all the issued and outstanding shares in the capital of the Target and there are no options or rights to acquire any unissued shares in the capital of the Target or any agreement or commitment to give or create any.

2.2	The Vendor is the registered and sole owner of the Target Shares, and the transfer of such Target Shares to the Purchaser under this Agreement at Completion constitutes the transfer of the whole of the right, title and interest (including all legal title to, and all beneficial interest in) such Target Shares free from all Encumbrances.

2.3	There is not now existing nor is there any agreement to create any Encumbrance on or affecting the Target Shares or on unissued shares or other Relevant Securities of the Target.

2.4	Save for the Target Shares to be transferred to the Purchaser by the Vendor at Completion in accordance with this Agreement, none of the Parent, the Vendor or any member of the Vendor Group holds any right, title or interest in respect of any further Relevant Securities of the Target.

2.5	The Vendor has the right to exercise all voting and other rights over the Target Shares.

44

3.	Authority

3.1	The Vendor, the Parent (and each other member of the Vendor Group that is a party thereto) has the capacity and authority (without requiring the Authorisation of any Authority) to enter into and perform this Agreement and each other transfer, certificate, undertaking and agreement (if any) entered into (or to be entered into) by it (or, as the case may be, its relevant Associate) pursuant to this Agreement (together “Vendor Group Documents”).

3.2	Each Vendor Group Document will, if and when executed and delivered by the parties thereto, constitute binding obligations enforceable in accordance with its terms against the Vendor, the Parent and/or each other member of the Vendor Group that is a party thereto.

4.	Brokers

4.1	No agent, broker, investment banker, person or firm acting in a similar capacity on behalf of or under the authority of the Vendor, the Parent or the Target is or will be entitled to any broker’s or finder’s fee or any other commission or similar fee, directly or indirectly, which is payable by the Target on account of any of the transactions contemplated under any of the Transaction Documents.

45

Part B - Business Warranties

1.	Constitution and Registers

1.1	The copy of the articles of association and memorandum of association of the Target annexed to the Disclosure Letter is accurate and complete.

1.2	The register of members of the Target contains an accurate and complete record of the current members of the Target and the Target has not received any written notice that the register is incorrect or incomplete or should be rectified.

1.3	The statutory books (excluding the minute books) of the Target are up to date, in its possession or control and the Target has not received any written notice that they are incorrect or incomplete or should be rectified in any material respect.

2.	Solvency

2.1	No order has been made and no resolution has been passed for the winding up of the Target or for a provisional liquidator or manager to be appointed in respect of the Target and no petition has been presented and no meeting has been convened for the purposes of the winding up of the Target.

2.2	No administrator has been appointed in relation to the Target, no documents have been filed with the court for the appointment of an administrator of the Target and no notice of an intention to appoint an administrator has been given by the Target or any of its directors or by a qualifying floating charge holder (as defined in paragraph 14 of Schedule B1 to IA 1986).

2.3	No receiver or manager (which expression shall include an administrative receiver) has been appointed in respect of any or all of the Target’s assets, nor has any power of sale or power to appoint a receiver or manager under the terms of any mortgage, charge or other security in respect of all or any assets of the Target become exercisable.

2.4	The Target is not insolvent or unable to pay its debts (within the meaning of section 123 IA 1986), nor has it stopped paying its debts as they fall due (otherwise than by reason of a bona fide dispute as to their amount or enforceability).

2.5	No distress, execution or other process has been levied on any asset of the Target by any of its creditors.

2.6	No voluntary arrangement under section 1 IA 1986 or scheme of arrangement under section 895 CA 2006 in respect of the Target or any other compromise or arrangement in respect of the Target’s creditors generally, or any class of them, has been proposed or adopted.

2.7	No statutory demand has been served on the Target, which has not been paid in full or been withdrawn.

2.8	The Target has not suspended or ceased or threatened to suspend or cease to carry on all or a material part of its business.

46

2.9	The Target has not been a party to any transaction at an undervalue (as defined in section 238 IA 1986), nor has it given or received any preference (as defined in section 239 IA 1986) in either case within the period of two years ending on the date of this Agreement, nor has the Target at any time been a party to any transaction defrauding creditors (as defined in section 423 IA 1986).

3.	Accounts

3.1	General

3.1.1	The Accounts give a true and fair view of the state of affairs of the Target as at the Accounts Date.

3.1.2	The Accounts:

(a)	were prepared and audited in accordance with:

(i)	the laws of England and Wales, including the CA 2006; and

(ii)	generally accepted accounting standards in England and Wales as were in force on the Accounts Date; and

(b)	were prepared using the same accounting standards used in the preparation of the Target’s audited accounts for the preceding two (2) years.

3.2	Management Accounts

The Management Accounts: (i) were prepared in accordance with US GAAP; and (ii) show with reasonable accuracy (taking account of the purpose for which they have been prepared), the Target’s trading income and expenditure for the period in respect of which they were prepared, on a basis consistent with the preparation of previous management accounts of the Target.

3.3	Business since the Accounts Date

Since the Accounts Date:

(a)	the Target has carried on its business in the ordinary and usual course;

(b)	no distribution of capital or income has been declared, made or paid by the Target;

(c)	the Target has not acquired or disposed of, nor agreed to acquire or dispose of, any asset otherwise than in the ordinary and usual course of trading;

(d)	the Target has not assumed or incurred, nor agreed to assume or incur, any liability or obligation otherwise than in the ordinary and usual course of trading or other than as taken into account in the Management Accounts;

(e)	no resolution of the Target’s shareholders has been passed (except for those representing the ordinary business of an annual general meeting); and

(f)	the Target has not repaid or redeemed any share or loan capital.

47

3.4	Completion Statement

The Estimated Completion Statement has been prepared in good faith and in accordance with the accounting principles and policies set out in Part C to Schedule 6.

4.	TARGET ASSETS

4.1	Ownership

4.1.1	Save as disclosed in the Disclosure Letter, all material assets (other than the LPR Assets) reasonably necessary for the operation of the Business, as currently carried on, are legally and beneficially owned by the Target, free from Encumbrances other than liens arising in the ordinary course of business. Such assets, together with the LPR Assets, constitute all assets that are reasonably necessary for the operation of the Business, as currently carried on.

4.1.2	The Target’s fixed asset register as at 31 May 2015 is annexed to the Disclosure Letter and sets out a materially accurate record of all material plant, machinery, vehicles and equipment owned or used by it.

4.2	Possession

All of the material assets owned by the Target or in respect of which the Target have a right of use which are capable of possession are in the possession or under the control of the Target.

4.3	Condition and Adequacy

All material plant, machinery and equipment used by the Target is in satisfactory condition and is capable of being used for the purpose for which it is currently being used by the Target.

4.4	Hire purchase and leased assets

Copies of any material hiring or leasing agreement, hire purchase agreement, or any other similar agreement to which the Target is currently a party are annexed to the Disclosure Letter.

4.5	Debts

4.5.1	The Target is not currently party to a legally binding agreement under which it has factored, sold or discounted any of its debts.

4.5.2	The Target is not currently legally bound by an agreement under which it has granted credit terms exceeding 120 days to its creditors.

4.6	Insurance

4.6.1	A list of all current insurance policies in respect of which the Target has a current interest is annexed to the Disclosure Letter (the “Policies”). Such list is complete and accurate in all material respects.

48

4.6.2	All premiums in respect of the Policies have been duly paid to date and, so far as the Parent is aware, the Policies are in force and not voidable.

4.6.3	A list of all material claims outstanding under the Policies as at the Completion Date is annexed to the Disclosure Letter and, so far as the Parent is aware, such list is complete and accurate.

5.	LPR ASSETS

5.1	Immediately prior to Completion, the LPR Assets were legally and beneficially owned by the Parent free from all Encumbrances. The Parent is not a party to any transaction pursuant to or as a result of which any of the LPR Assets is liable to be transferred to another person. As far as the Parent is aware, upon Completion the Purchaser will become the legal and beneficial owner of the LPR Assets, free from all Encumbrances.

5.2	The LPR Assets are the only assets that are currently used in the Business but not owned by the Target.

6.	LIABILITIES

6.1	Facilities

Details of all overdrafts, loans or other financial facilities currently outstanding or available to the Target (other than trade indebtedness) are contained in the Disclosure Letter and, so far as the Parent is aware, nothing has been done or omitted to be done whereby the continuance of any such facilities in full force and effect will be prejudiced (save where the prepayment of such facilities is expressly provided for in the Transaction Documents).

6.2	Liabilities since Accounts Date

Except as set forth in the Accounts, there are no liabilities of the Target other than liabilities incurred in the ordinary course of business after the Accounts Date.

6.3	Guarantees and indemnities

There is not outstanding any guarantee, indemnity, security, bond, letter of comfort or other similar obligation given by or for the benefit of the Target.

6.4	Events of default

No written notice (which is still current) has been received by the Target to the effect that the Target is in material default under the terms of any borrowing made by it.

6.5	Reorganisation

Except for the Transaction Documents and the documents to be delivered to the Purchaser pursuant to paragraph 1.1(b)(viii) of Schedule 3, there are no other agreements or documents relating to the Reorganisation or otherwise providing for the transfer of assets from or liabilities to the Target and entered into with the Seller or any of its Affiliates (other than the Target) in the six (6) months preceding the Completion Date.

49

7.	TRADING ARRANGEMENTS

7.1	Contracts

7.1.1	During the last six months, no Material Supplier has ceased supplying the Target nor during the last six months has any Material Supplier notified the Target in writing that it will either cease supplying the Target or materially reduce its supplies to the Target or materially increase its prices.

7.2	During the last six months, no Material Customer has ceased trading with the Target nor during the last six months has any Material Customer notified the Target in writing that it will either cease trading with the Target or materially reduce its trade with the Target.

7.3	Materially complete and accurate copies of all Material Contracts have been disclosed to the Purchaser. The Material Contracts are the only agreements that are material to the business of the Target and the Business as it is currently conducted.

7.4	The Target is not in breach of any Material Contract as at the date of this Agreement.

8.	COMPLIANCE AND LITIGATION

8.1	Compliance with statutes

8.1.1	During the last three years the Target has complied, and currently complies, in all material respects with all applicable statutes and regulations of the United Kingdom and any foreign jurisdiction in which the Business is carried on, non-compliance with which would have a more than immaterial effect upon the Target or the Business.

8.1.2	The Target has in its possession or under its direct or indirect control all material documentation required by law to be disclosed to a regulator with authority over the Target in connection with the manufacture, storage or testing of goods manufactured and supplied by the Target.

8.2	Licences and consents

8.2.1	Other than in respect of Intellectual Property Rights and/or the Properties, the Disclosure Letter includes details of all material licences, consents, approvals, permissions, permits, certificates, qualifications, registrations and other authorisations (public and private) legally required for the operation of the Business in the places and in the manner in which the Business is now carried on (together the “Material Consents”).

8.2.2	The Target has all Material Consents and all such Material Consents are in full force and effect and have been complied with in all material respects.

8.3	Litigation

8.3.1	Apart from debt collection in the normal course of trading, the Target is not involved in any ongoing material civil, criminal, arbitration or administrative proceedings in the UK or any other jurisdiction (“Proceedings”).

50

8.3.2	None of the Target, the Vendor or the Parent has received written notice that any Proceedings are currently pending against the Target.

9.	INTELLECTUAL PROPERTY AND INFORMATION TECHNOLOGY

9.1	Material intellectual property rights

9.1.1	The LPR IP constitutes all material Intellectual Property Rights (and applications for such rights) which were owned by the Target, the Parent or any Vendor Group Company immediately prior to Completion and which primarily relate to the Business.

9.1.2	None of the Target, the Parent or any Vendor Group Company has received written notice to indicate that any of the LPR IP is being challenged or attacked by any third party or by any relevant registry and all fees due and payable in respect of the LPR IP have been paid.

9.2	IPR Agreements

9.2.1	Details of all IPR Agreements which are material to the Business have been disclosed to the Purchaser.

9.2.2	So far as the Parent is aware, no party to any IPR Agreement which is material to the Business is in material default and none of the Target, the Parent or any member of the Vendor Group has been notified in writing of any material disputes relating to or arising out of any IPR Agreement which is material to the Business.

9.3	Infringements

9.3.1	So far as the Parent is aware, none of the LPR IP is being infringed.

9.3.2	None of the Target, or any member of the Vendor Group have received written notice to indicate that the Target or (to the extent that the alleged infringement relates to the Business) any member of the Vendor Group is currently infringing any Intellectual Property Rights of any other person.

9.4	Confidential Information

So far as the Parent is aware, all Confidential Information material to the Business has been kept confidential by the Parent, the Target and all other members of the Vendor Group and has not been disclosed otherwise than in the ordinary course of business subject to an obligation of confidentiality on the person to whom it was disclosed.

9.5	Information Technology

9.5.1	The IT Systems are in satisfactory working order in all material respects and there has not been a failure of the IT Systems during the two years prior to the date hereof which had a materially disruptive effect on the Target’s ability to carry on its business in the ordinary course of trading for a significant period of time.

9.5.2	The IT Systems are the only IT systems that are required in order to operate the Business as currently operated.

51

10.	OFFICERS AND EMPLOYEES

10.1	Particulars

10.1.1	The persons named as such in Schedule 1 are the only persons currently appointed to the board of directors of the Target.

10.1.2	The particulars shown in the schedule of employees annexed to the Disclosure Letter discloses, in relation to the employees (or, where appropriate, to each category of employee) of the Target (the “Employees”) their job title or job function, salary and notice period.

10.1.3	The Target is not under a legal obligation to make any future change in the remuneration or benefits of any of the Employees other than salary or wage increases in the ordinary course of business.

10.1.4	No Employee will become entitled to receive a payment by virtue of Completion of this Agreement.

10.2	Compliance

The Target has complied in all material respects with all its statutory obligations to or in respect of the Employees arising out of their terms and conditions of employment and no amount due to or in respect of any Employee is in arrear and unpaid other than salary and expenses for the month current at the date of this Agreement.

10.3	Notice

No Employee has given written notice to his employing Target to terminate his contract of employment or is under written notice of dismissal.

11.	PENSIONS

11.1	In this paragraph 11:

“Relevant Benefits” means any benefits that are provided under a pension scheme (as defined in section 150(1) Finance Act 2004).

“Relevant Person” means any past or present employee, officer or director of the Target.

11.2	Save as specifically set out in the Disclosure Letter, the Target is not a party to, or participates in or contributes to any scheme, agreement or arrangement for the provision of any Relevant Benefits for or in respect of any Relevant Person.

11.3	All contributions and other amounts which have fallen due for payment by the Target have been paid.

11.4	Details of the benefits payable in respect of the employees on their death in service or incapacity have been provided to the Purchaser; all lump sum benefits payable in the event of death and incapacity benefits are insured, and all premiums payable under such insurance contracts have been paid.

52

11.5	The Target has complied with the applicable requirements of the Welfare Reform and Pensions Act 1999 relating to the provision of stakeholder pensions.

12.	PROPERTY

12.1	Interpretation

In this Paragraph 12:

(a)	each Warranty which is expressed to be given in relation to the “Property” shall be deemed to be given in relation to each of the Properties as if it had been repeated with respect to each of the Properties and each and every part of it; and

(b)	reference to the “Owner” shall, where the context so admits, be a reference to the Target which is the owner of the relevant Property as shown in Schedule 8.

12.2	Warranties

Schedule 8 contains a complete and accurate list of the properties owned, controlled, used or occupied by the Target and the information given in Schedule 8 is accurate.

13.	ENVIRONMENT HEALTH & SAFETY

13.1	In this Paragraph 13:

“Dangerous Substance” means any natural or artificial substance (alone or in combination) likely to cause significant damage to the Environment;

“Environment” means any or all of the following media (alone or in combination): air, water, soil and/or ecosystem;

“EHS Law” means all statutes and regulations concerning the protection of the Environment or the spillage, treatment or disposal of a Dangerous Substance or health and safety at work (excluding any statutes or regulations which relate to town and country planning) which are in force as at the date of this Agreement and which are applicable to and legally binding upon the Target;

“EHS Licences” means any permit, licence, authorisation, consent or other approval required under EHS Law;

“Regulatory Authority” means any governmental authority, agency or department having authority under, or jurisdiction in respect of, any EHS Law.

13.2	The Target has all EHS Licences which are material to and necessary for its business as at the date of this Agreement.

13.3	The Target is in material compliance with EHS Law.

13.4	There are currently no formal legal proceedings relating to a breach of EHS Law currently being brought (or, as far as the Parent is aware, threatened to be brought) by a Regulatory Authority against the Target.

53

14.	OBLIGATIONS TOWARDS THE Parent and the Vendor

As of Completion, there are no liabilities or contracts between the Target on the one hand, and the Parent or the Vendor or their respective Affiliates (other than the Target) on the other hand.

54

Part C - Tax Warranties

1.	Tax

1.1	Fundamental Tax Warranties

1.1.1	Provision or reserve (as appropriate) has been made in the Accounts in accordance with generally accepted accounting practice for all Tax, including deferred tax, liable to be assessed on the Target or for which the Target is accountable in respect of all income, profits or gains earned, accrued or received on or before the Accounts Date or deemed to have been or treated for Taxation purposes as earned, accrued or received on or before the Accounts Date, and in respect of any act, omission, transaction or other event occurring or deemed to have occurred on or before the Accounts Date.

1.1.2	No Tax has, may have arisen or will arise to the Target (or would arise or have arisen but for the use of any available reliefs) in respect of or in connection with any income, profits or gains earned, accrued or received since the Accounts Date and on or before Completion or deemed to have been or treated for Taxation purposes as earned, accrued or received since the Accounts Date and on or before Completion or in respect of or in connection with any act, omission, transaction or other event occurring or deemed to have occurred since the Accounts Date and on or before Completion, other than in respect of normal trading income arising in the ordinary course of the Target’s business.

1.1.3	The Target is not, and will not become in respect of periods, part periods or events falling or occurring on or before Completion, liable to pay, or to pay any amount in respect of or make reimbursement or indemnity in respect of, any Tax (or amounts corresponding to any Tax) which is primarily chargeable on or attributable to any other person. The Target is not liable as an agent, permanent establishment or prescribed person for any Tax liability of another person.

1.1.4	The Target has properly paid all Tax prior to Completion which it has become liable to pay prior to Completion.

1.1.5	No charge to Tax will arise on the Target as a result of entry into or completion of this Agreement.

1.2	General

1.2.1	The Target is not and has not been party to, any transaction or arrangement under which it may be or has been required to compute its profits or losses for tax purposes as if arm’s length terms had been made or imposed instead of the actual terms, or otherwise to make any adjustment for tax purposes to the terms on which the transaction or arrangement took place. The Target has sufficient information and records to enable it to comply with, or establish that it is not subject to the operation of Part 4 TIOPA 2010 or any similar legislation in any jurisdiction outside the United Kingdom.

1.2.2	The Target is not and has never been a close company within the meaning of section 439 CTA 2010.

55

1.2.3	All payments by the Target to any person which ought to have been made under deduction or withholding of Tax have been so made and the Tax so deducted or withheld has been properly and punctually accounted to the relevant Taxation Authority.

1.3	Returns and compliance

1.3.1	The Target has made all returns required for Tax purposes and none of such returns is being or, so far as the Parent is aware, will be disputed by HMRC or other Taxation Authority.

1.3.2	The Target has prepared, kept and preserved full, sufficient, accurate and up-to-date records to enable it to make and complete returns for Tax purposes and to calculate the liability to Tax or the amount of a relief arising on the disposal of any asset owned at the Accounts Date or acquired since the Accounts Date but before Completion and otherwise as required by Law.

1.3.3	Neither the Target, nor any of its directors or officers in their capacity as such, have within the last six (6) years paid or become liable to pay, nor are there any circumstances which may cause any of them to become liable to pay, any penalty, fine, surcharge or interest in connection with Tax.

1.3.4	No Taxation Authority has agreed to operate any special arrangement (being an arrangement which is not based on a strict and detailed application of the relevant legislation, statements of practice or published extra-statutory concessions) in relation to the Target’s affairs.

1.3.5	The Target is not involved in any dispute with any Taxation Authority and has not within the last six (6) years been subject to any visit, audit, investigation, discovery or access order by any Taxation Authority. The Parent is not aware of any circumstances existing which make it likely that a visit, audit, investigation, discovery or access order will be made.

1.4	VAT

1.4.1	The Target has, throughout the whole of the period beginning three years before the Accounts Date and ending on the date hereof, been registered and been eligible to be registered and is a taxable person for the purposes of the VATA 1994 and such registration is not subject to any conditions imposed by or agreed with any Taxation Authority. The Target has never been a member of a group of companies for the purposes of sections 43 to 43C VATA 1994.

1.4.2	The Target has complied with all Laws relating to VAT, has made and accounted for all payments of VAT due from it, has made and delivered all required VAT returns to applicable Taxation Authorities, is not liable to pay any penalties for non-payment of VAT and has not been required to give security in respect of VAT.

1.4.3	The Target does not owns any assets which are capital items subject to the capital goods scheme under Part XV of the Value Added Tax Regulations 1995, nor has exercised any option to tax under Part 1 of Schedule 10 to VATA 1994.

1.5	Groups of companies

1.5.1	Save as expressly set out in the Disclosure Letter, there are no claims to or surrenders of group relief (within the meaning of Part 5 CTA 2010) by or to the Target which have yet to be finally agreed or determined, and no payments for group relief (within the meaning of

56

Part 5 CTA 2010) by or to the Target which remain outstanding or could be reduced or increased.

1.5.2	The Target is not, and has not within the last six years been, party to any such arrangement as is mentioned in section 36 Finance Act 1998 (group payment arrangements).

1.6	Employees

1.6.1	The Target has complied fully with its legal obligations relating to PAYE and National Insurance contributions and any similar amounts payable to a Taxation Authority outside the United Kingdom.

1.6.2	No Tax has arisen or is likely to arise to the Target as a result of any person acquiring, holding or disposing of shares or securities or an interest in shares or securities where the right or opportunity to acquire the same is or was available by reason of employment.

1.6.3	No relevant step (within the meaning of Part 7A ITEPA 2003) has been taken in pursuance of, or in connection with, arrangements concerned with the position of rewards or recognition or loans in connection with any employee or former employee (or any associate of such persons) of the Target.

1.6.4	Any amounts paid by the Target to, or for the direct or indirect benefit of, a person who is or who may be regarded by any Taxation Authority as an employee of the Target, or who would be regarded as such an employee but for the involvement of an intermediary company, has been made to that person directly and not to any company or other entity associated with that person.

1.6.5	No Tax has arisen or is likely to arise to the Target by reason of any legal provision relating to managed service companies (as defined in section 61B ITEPA 2003).

1.7	Stamp taxes

There is no document or instrument to which the Target is a party, or which is necessary to establish the Target’s rights in, or title to, any asset, which is or could become liable to stamp duty (or any similar duty or tax in a jurisdiction outside the United Kingdom) which has not been duly stamped or in respect of which the relevant duty or Tax has not been paid.

1.8	International

The Target was incorporated in, and is and always has been resident only in, its country of incorporation for Tax purposes and for the purposes of any double taxation agreement. The Target is not liable for, and has at no time incurred any, Tax in any jurisdiction other than its jurisdiction of incorporation.

57

SCHEDULE 5

Limitations

1.	Maximum Liability

1.1	Subject to the provisions of paragraph 1.2 below, the total aggregate liability of the Parent and the Vendor in respect of any breach of, or claim under, this Agreement (other than claims for a price adjustment under clause 7, to which the limitation set out in clause 7.3.2 shall apply) shall not exceed a sum equal to 10% of the Price; and

1.2	Notwithstanding the provisions of paragraph 1.1 above, the total aggregate liability of the Parent in respect of any breach of, or claim under, any of the Fundamental Warranties (excluding the Fundamental Tax Warranties) shall not exceed a sum equal to the Price.

2.	Sole Recourse to Escrow

The total aggregate liability of the Parent and, where applicable, the Vendor in respect of any claim arising under this Agreement shall be limited in accordance with clause 6.1.2 (other than claims for a price adjustment under clause 7, to which the provisions of clause 7.3 shall apply).

3.	Warranty Claim Thresholds

3.1	The Parent shall have no liability in respect of a Warranty Claim unless:

(a)	the liability under this Agreement in respect of that Warranty Claim (when aggregated with the liabilities in respect of all other Warranty Claims concerning the same or substantially similar subject matter) exceeds $5,000, in which case the Purchaser shall be entitled to claim the whole of such sum and not merely the excess; and

(b)	the aggregate liability under this Agreement of all Warranty Claims (excluding any for which liability is excluded by clause 15.3.1(a)) exceeds $25,000, in which case the Purchaser shall be entitled to claim the excess over $25,000 only.

3.2	For the purpose of paragraph 3.1 above, the liability in respect of a Warranty Claim under this Agreement shall exclude any liability for costs, expenses and interest incurred in investigating and pursuing such Warranty Claim.

4.	Time limits

4.1	The Parent shall have no liability in respect of a Warranty Claim (other than a claim for a breach of any Fundamental Warranty) unless the Purchaser shall have given notice in writing to the Parent of such Warranty Claim specifying (in reasonable detail in so far as is known to the Purchaser) the matter which gives rise to the claim, the nature of the claim and the estimated amount claimed in respect thereof (including details of the Purchaser’s calculation of such estimated amount), such notice to be given not later than the date 12 months after the Completion Date.

58

4.2	Save as may be expressly agreed in writing to the contrary on a case-by-case basis by the Purchaser and the Parent, all liability in respect of a Warranty Claim notified to the Parent in accordance with paragraph 4.1 above shall (if such Warranty Claim has not previously been satisfied, settled or withdrawn) be extinguished on the expiry of six months from the date of such notification of the Warranty Claim unless the Purchaser shall within such period have issued and validly served legal proceedings in respect of such Warranty Claim on the Parent.

5.	Matters reflected in the Accounts

5.1	Allowances, provisions and reserves

The Parent shall not be liable in respect of a Warranty Claim to the extent that allowance, provision or reserve in respect of the matter giving rise to the Warranty Claim or a specific category of such matters is explicitly made in the Accounts or in the Completion Statement or such matter is otherwise taken explicitly into account or reflected in the preparation of the Accounts or of the Completion Statement.

5.2	Excess provisions, overvalues, undervalues and written-off amounts

5.2.1	If and to the extent that:

(a)	the amount of any allowance, provision or reserve other than any provision or reserve for deferred Taxation made in the Accounts or in the Completion Statement or otherwise taken into account or reflected therein is found to be in excess of the matter for which such allowance, provision or reserve was made;

(b)	any asset is found to have been included at an undervalue in the Accounts or in the Completion Statement or any liability is found to have been included at an overvalue in Accounts or in the Completion Statement; or

(c)	any sum is received by the Target which has previously been written off as irrecoverable in the accounts (and accordingly not included as an asset in the Accounts or in the Completion Statement),

then the amount of any such excess, undervalue, overvalue or receipt as the case may be (the “Excess Amount”) shall be credited against and applied in relieving any liability for which the Parent may otherwise be liable in respect of any Warranty Claims.

5.2.2	The Parent shall not be liable for any Warranty Claim to the extent that any allowance, provision or reserve made in the Accounts or in the Completion Statement in respect of the fact, matter, event or circumstance giving rise to such claim is insufficient by reason of any change to legislation, any increase in rates of Taxation or any change in the published practice of a Tax Authority, in each case made on and/or after Completion with retrospective effect.

6.	Changes of Law

The Parent shall have no liability in respect of any Warranty Claim to the extent that it arises or is increased as a result of any change in Law (or change in the interpretation of Law) or in

59

administrative practice of any Authority occurring after the date of this Agreement (whether or not the change purports to be effective retrospectively in whole or in part).

7.	Accounting bases etc.

The Parent shall not be liable in respect of any Warranty Claim to the extent that it arises or is increased as a result of any change after Completion in the accounting bases, policies, practices or methods applied in preparing any accounts or valuing any assets or liabilities of the Target from those used in preparing the Accounts.

8.	Acts of Purchaser

8.1	The Parent shall not be liable in respect of a Warranty Claim to the extent such liability is attributable to:

(a)	any act, omission or transaction carried out on or after Completion by or at the request of or with the consent of the Purchaser or any of its Affiliates;

(b)	any cessation of, or any material change in, the nature or conduct of any business carried on by the Purchaser or the Target, occurring on and/or after Completion (other than as a means of mitigating a Loss);

(c)	the making of a claim, election, surrender or disclaimer or the giving of a notice or consent after Completion by the Purchaser or any member of the Enlarged Group or any other person connected with any of them (unless any provision or reserve for Taxation in the Accounts is computed on the basis that such action will be taken);

(d)	anything expressly provided to be done or omitted to be done pursuant to this Agreement or any other Transaction Document; or

(e)	anything done before Completion at the request of the Purchaser or any of its then Affiliates.

8.2	The Parent shall not be liable in respect of a Warranty Claim under Tax Warranties to the extent such liability is attributable to or is increased as a result of a voluntary act, transaction or omission carried out by the Purchaser, the Target or entity connected with the Purchaser after Completion being an act which:

(a)	is not in the ordinary course of business of the Target as such business was conducted at Completion; and

(b)	the Target was not legally committed to do under a commitment that existed on or before Completion.

9.	Covered Losses

9.1	The Parent shall not be liable in respect of any Warranty Claim to the extent that the claim relates to a Covered Loss.

9.2	A “Covered Loss” means:

60

(a)	any Loss which is covered by a policy of insurance in force for the benefit of the Target at Completion and payment is made under such policy, less all reasonable costs, charges and expenses incurred in effecting recovery including for the avoidance of doubt any additional costs, charges or expenses (including any increase in premium) relevant to the ongoing provision of any such policy of insurance as are occasioned by reason of the making of such claim or claims to recovery; and

(b)	any Loss in respect of which the Purchaser or any member of the Enlarged Group has received compensation from any person (whether under any provision of law, contract or otherwise howsoever) other than from any Vendor Group Company under this Agreement or other Transaction Documents.

10.	Subsequent recovery

If the Purchaser recovers an amount from the Parent in respect of any Warranty Claim and the Purchaser or any member of the Enlarged Group subsequently recovers or receives from any other person any amount or benefit in respect of the matter giving rise to the Warranty Claim, the Purchaser shall thereupon re-pay to the Parent at the direction of the Parent the value of the amount or benefit so recovered or received (except to any extent that the liability of the Parent in respect of the Warranty Claim was previously reduced to take account of such amount or benefit). Any amount so re-paid to the Parent shall be apportioned between them pro-rata as to their respective contributions to the original payment to the Purchaser in respect of the Warranty Claim.

11.	Related benefits

In assessing any damages or other amounts payable in respect of a Warranty Claim there shall be taken into account any related savings or other net benefits which are actually enjoyed by any member of the Enlarged Group. In assessing any damages or other amounts payable in respect of a Warranty Claim that relates to Tax there shall be taken into account any Relief arising from the Tax that is the subject of such Warranty Claim.

12.	Contingent and non-quantifiable liabilities

The Parent shall not be liable in respect of any Warranty Claim to the extent that it relates to a liability which is contingent or not capable of being quantified unless and until the liability ceases to be contingent or becomes capable of being quantified, as the case may be, save that, where notice of such a Warranty Claim has been given to the Parent in accordance with paragraph 4.1 of this Schedule 5, and therein expressly identified as being a contingent and/or claim which is then incapable of being quantified, then the applicable time period for the commencement of legal proceedings in respect of such Warranty Claim under paragraph 4.2 of this Schedule 5 shall be postponed so as to thereafter commence on the date on which such Warranty Claim first ceases to be so contingent and is reasonably capable of being quantified (provided always that legal proceedings in respect of such Warranty Claim are in any event commenced no later than 18 months after the date of Completion).

13.	No recovery for Consequential Loss

The Parent shall not be liable in respect of any Warranty Claim for any Consequential Loss.

61

14.	Purchaser’s knowledge

The Parent shall not be liable in respect of any Warranty Claim to the extent that the Purchaser or any of its Affiliates (or any of the officers or employees of any of the foregoing) actually knew (with sufficient detail so as to be reasonably able to identify the nature and scope of the relevant matters) of the matters giving rise to the claim at the date of this Agreement.

15.	Mitigation

The Purchaser shall take (and shall procure that all other relevant members of the Enlarged Group shall take) all reasonable steps to mitigate any loss or liability which is or might become the subject of a Warranty Claim (including utilizing any Relief that is available to the Company to reduce any Tax that is the subject of such Warranty Claim).

16.	No duplication of recovery

16.1	The Parent shall not be liable in respect of any Warranty Claim to the extent the Purchaser or member of the Enlarged Group has already recovered or received from any other person any amount or benefit in respect of the matter giving rise to the Warranty Claim.

16.2	The Purchaser shall not be entitled to recover damages or otherwise obtain reimbursement or restitution more than once in respect of the same Loss.

62

SCHEDULE 6 *

Completion Statement

Part A - Pro-Forma Completion Statement

* The information in this Schedule has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to this information.

63

Part B - Estimated Completion Statement

64

Part C - Completion Statement accounting policies

65

SCHEDULE 7 *

2013 Audited Accounts

[attached behind this page]

* The information in this Schedule has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to this information.

66

Schedule 8

Real Properties

Part A - Owned Properties

None

Part B - Leased Properties

Property address	Landlord	Details of lease
Unit 4, Caxton Place, Caxton Way, Stevenage, Hertfordshire SG1 2UG	Geoghegan Bros Limited (company number 11466782) whose registered office is at Niall House, 24-26 Boulton Road, Stevange, Hertfordshire SG1 4QX	Lease of a whole among Geoghegan Bros Limited, the Target and the Parent dated 5 November 2014

67

SCHEDULE 9 *

LPR Assets

Part A - LPR Accounts Receivable

* The information in this Schedule has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to this information.

68

Part B - LPR Inventory

69

Part C - LPR IP

PATENTS

70

REGISTERED DESIGNS

71

TRADE MARKS

Registered Trade Marks

72

Unregistered Trade Marks

73

DOMAIN NAMES

74

Part D - Customer List and Non-Compete

75

SIGNATURE PAGE TO SALE AND PURCHASE AGREEMENT

IN WITNESS THIS DEED has been executed by the Parties and is intended to be and is delivered on the date appearing on its first page.

EXECUTED as a DEED by TAGMASTER AKTIEBOLAG
/s/ Jonas Svensson
acting by its duly authorised officer

signature of authorised officer

Jonas Svensson

Print name of authorised officer

in the presence of:
/s/ Anders Moberg

Signature of witness

Anders Moberg

Print name of witness

Address of witness:

*

*

*

* The information denoted with an asterisk has been omitted and field separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to this information.

76

EXECUTED as a DEED by

IMAGE SENSING SYSTEMS, INC.	/s/ Dale E. Parker

acting by its duly authorised officer	signature of authorised officer

Dale E. Parker

Print name of authorised officer

in the presence of:
/s/ Todd C. Slawson

Signature of witness

Todd Christopher Slawson

Print name of witness

Address of witness:

1600 University Ave. W. STE 500

St. Paul, MN 55104-3828

Director of Finance and Business Development

77

EXECUTED as a DEED by

IMAGE SENSING SYSTEMS EMEA	/s/ Dale E. Parker
LIMITED

signature of authorised officer
acting by its duly authorised officer

Dale E. Parker

Print name of authorised officer

in the presence of:	/s/ Todd C. Slawson

Signature of witness

Todd Christopher Slawson

Print name of witness

Address of witness:

1600 University Ave. W. STE 500

St. Paul, MN 55104-3828

Director of Finance and Business Development

78